UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

ROVER GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

A Letter From Our Chair of the Board
Dear Fellow Stockholders:
As our first full year as a public company, 2022 was a consequential year for Rover. We scaled the business while remaining focused on our mission, to make it possible for everyone to experience the unconditional love of pets in their lives. The Rover Board of Directors and our entire team are proud of our accomplishments as we continue to introduce new customers to our platform, expand our offerings, deliver strong financial performance, gain market share, and facilitate loving and trusted care. From inception through the end of 2022, over 4.1 million unique pet parents and over 870,000 pet care providers across North America, the United Kingdom, and Western Europe have booked or provided a service through Rover, enabling millions of moments of joy and play for people and pets.

In this proxy statement, we describe Rover’s corporate governance policies and practices that foster our Board’s oversight of Rover's strategy and initiatives. We believe that effective corporate governance does not call for a one-size-fits all approach and we carefully consider our governance practices as they relate to our business to promote the long-term interest of Rover's stockholders. During 2022, we refreshed our Board of Directors by appointing Jamie Cohen, who we believe brings tremendous experience and insights to our Board. In addition, we continue to invest in the trustworthiness of our marketplace and in supporting safe and productive interactions on our platform, which we believe are a foundation of our business.

While we are pleased with our accomplishments to date, we are truly just at the start of our journey. With approximately 87 million pet owning households in the U.S. and another 90 million in Europe there is significant room for growth. Additionally, the trends of premiumization, humanization and a move to digital all continue and provide further tailwinds for our business. We are excited about the opportunity in front of us as we continue to execute on our vision.

The community formed on Rover is at the heart of our business. It includes ordinary neighborhood pet people who, when they step in to care for your pet, reveal themselves to be extraordinary. Our shared love of pets is powerful, inclusive, and magnetic. Pets bring people together and can even give us a sense of belonging and meaning. It is our privilege to be stewards of those connections and relationships. The Rover Board of Directors will continue to work closely with Rover leadership to ensure we meet our commitments to a wide range of stakeholders, including our employees, pet parents and their pets, pet care providers, and you, our stockholders.

On behalf of our Board of Directors, we appreciate your investment in Rover, and thank you for the trust you have placed in us.
Sincerely,

Aaron Easterly
Chief Executive Officer and
Chairperson of the Board

ROVER GROUP, INC.
720 Olive Way, 19th Floor
Seattle, Washington 98101
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., Pacific Time, on Thursday, June 15, 2023
Virtual Location
The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/ROVR2023, where you will be able to listen to the meeting live, submit questions and vote online during the meeting. You will need to have your 16-digit control number included on your proxy card or the instructions that accompanied your proxy materials in order to join the annual meeting. Please see pages 2 through 3 of the proxy statement for additional information regarding participation in the virtual meeting.

Items of Business
•To elect three Class II directors to hold office until our 2026 annual meeting of stockholders and until their respective successors are elected and qualified. Board recommendation: FOR each director nominee
•To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Board recommendation: FOR
•To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	April 18, 2023 Only stockholders of record as of April 18, 2023 are entitled to notice of, and to vote at, the annual meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about April 28, 2023 to all stockholders entitled to vote at the annual meeting.
The proxy materials and our annual report can be accessed as of April 28, 2023 by visiting www.proxyvote.com.

Voting
Your vote is very important to us. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we strongly encourage you to vote and submit your proxy promptly (1) via the Internet, (2) by telephone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience.

By order of the Board of Directors,

Melissa Weiland
General Counsel and Secretary
Seattle, Washington
April 28, 2023

-i-

-ii-

ROVER GROUP, INC.
PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
To be held at 9:00 a.m., Pacific Time, on Thursday, June 15, 2023
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. As used in this proxy statement, references to “we,” “us,” “our,” “Rover” and the “Company” refer to Rover Group, Inc., a Delaware corporation, and its subsidiaries, unless the context requires otherwise.

This proxy statement includes several website addresses and references to additional materials found on those websites. These websites and materials are not incorporated by reference into this proxy statement.

This proxy statement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this proxy statement, including under "Executive Compensation." These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" sections of our Forms 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
Why am I receiving these materials?
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors, or the Board, for use at the 2023 annual meeting of stockholders of Rover Group, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof.

The annual meeting will be held on Thursday, June 15, 2023 at 9:00 a.m., Pacific Time. The annual meeting will be conducted virtually via live audio webcast only. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/ROVR2023, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.
The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about April 28, 2023 to all stockholders of record as of April 18, 2023. The proxy materials and our annual report can be accessed as of April 28, 2023 by visiting www.proxyvote.com. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.
Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?
In accordance with the rules of the U.S. Securities and Exchange Commission, or SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. We have adopted this procedure in order to conserve natural resources and reduce our costs of printing and distributing the proxy materials, while providing a convenient method for stockholders to access the materials and vote.

The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request paper or email copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

Who is entitled to vote at the annual meeting?
Holders of our Class A common stock as of the close of business on April 18, 2023, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 184,818,924 shares of our Class A common stock outstanding. Each share of Class A common stock is entitled to one vote on each matter properly brought before the annual meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”
Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”
Why are you holding a virtual meeting?

The Board adopted a virtual meeting format for our 2022 annual meeting to protect our stockholders, Board and employees in light of the ongoing COVID-19 pandemic. This year, we determined to again host the annual meeting as a virtual event to provide for greater participation as our stockholders are not centrally located. We believe that a virtual meeting format enables greater stockholder attendance and participation from any location around the world and at no cost. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting, including the right to vote and ask questions during the meeting through the virtual meeting platform. We are taking the following steps to provide for such an experience:

•providing stockholders with the ability to submit appropriate questions up to 15 minutes in advance of the meeting;
•providing stockholders with the ability to submit appropriate questions in real-time via the meeting website, limiting questions to one per stockholder; and
•answering as many questions submitted in accordance with the meeting rules of conduct as appropriate in the time allotted for questions.

See "How can I ask questions and vote?" on page 3 for more information on submitting stockholder questions.
What do I need to do to attend the annual meeting?
Stockholders of Record. If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions before and during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/ROVR2023. To attend and participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability or proxy card.
Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or Notice of Internet Availability indicates that you may vote your shares through the www.proxyvote.com website, then you may access and participate in the annual meeting with the 16-digit control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the annual meeting.

The virtual meeting platform is supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting.

When can I join the virtual Annual Meeting?
The annual meeting live audio webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

Attendance at the virtual annual meeting is subject to capacity limits set by the virtual platform provider. Any recording of the annual meeting is prohibited, including audio and video recording or photography.

How can I ask questions and vote?

Even if you plan to attend the virtual annual meeting, we strongly encourage you to submit your questions and vote in advance of the meeting by visiting www.proxyvote.com after logging in with your 16-digit control number. You may also vote and submit a question online beginning at 8:45 a.m., Pacific Time, and live during the annual meeting through www.virtualshareholdermeeting.com/ROVR2023.

We will have in place rules of conduct for the annual meeting and request the respectful conduct of all attendees at the annual meeting. Following adjournment of the formal business of the annual meeting, we will address appropriate stockholder-submitted questions. We will allot 30 minutes for stockholder questions and will try to answer as many stockholder-submitted questions that comply with the rules of conduct as time permits. Stockholders may ask one question each. However, we reserve the right to (1) edit profanity or other inappropriate language and (2) exclude questions that are not pertinent to meeting matters, are irrelevant to our business or operations, are related to pending or threatened litigation or material nonpublic information, are substantially repetitious of statements made by other stockholders, are in furtherance of the stockholder’s personal or business interests, are related to personal matters or grievances, are derogatory or otherwise in bad taste, or are otherwise inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

See "How do I vote and what are the voting deadlines?" on page 4 for more information on voting procedures for stockholders of record and street name stockholders.
How can I get help if I have trouble checking in or listening to the annual meeting online?
If you encounter technical or logistical difficulties accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number that you can dial for assistance will be available at www.virtualshareholdermeeting.com/ROVR2023. The technical assistance phone number is only for technical or logistical difficulties accessing the virtual meeting and cannot be used to vote.

If there are any technical issues in convening or hosting the annual meeting, we plan to promptly post information to www.virtualshareholdermeeting.com/ROVR2023 and to our investor relations website, investors.rover.com, including information on when the meeting will be reconvened.

What if I lost my 16-digit control number?

You will be able to log in as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/ROVR2023 and register as a guest. If you log in as a guest, you will not be able to vote your shares or ask questions during the meeting.

What proposals will be voted on at the annual meeting?
The following proposals will be voted on at the annual meeting:
•the election of three Class II directors to hold office until our 2026 annual meeting of stockholders and until their respective successors are elected and qualified; and
•the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.
As of the date of this proxy statement, our management and Board were not aware of any other matters to be presented at the annual meeting.
How does the Board recommend that I vote on these proposals?
Our Board recommends that you vote your shares:
•“FOR” the election of each Class II director nominee named in this proxy statement; and
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

Do our directors and officers have an interest in any of the matters to be acted upon at the annual meeting?

Members of our Board have an interest in Proposal 1, the election to the Board of three Class II director nominees, as each of the nominees is currently a member of the Board. Members of the Board and our executive officers do not have any interest in Proposal 2, the ratification of the appointment of our independent registered public accounting firm.

How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the highest number of FOR votes are elected as directors. You may (1) vote FOR the election of all of the director nominees named herein, (2) WITHHOLD authority to vote for all such director nominees or (3) vote FOR the election of all such director nominees other than any nominees with respect to whom the vote is specifically WITHHELD by writing the number of such nominees in the space provided on the proxy. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
•Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal. That is, abstentions will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

What is a broker non-vote?

If you hold your shares in street name and you do not submit voting instructions to the firm that holds your shares, the firm has discretionary authority to vote your shares only with respect to “routine” matters, which only includes Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm on page 25. For non-routine matters, which only includes Proposal No. 1—Election of Class II Directors on page 24, the firm that holds your shares will not have discretion to vote your shares. This is called a “broker non-vote.”
How do I vote and what are the voting deadlines?
Stockholders of Record. If you are a stockholder of record, you may vote in one of the following ways:
•by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on June 14, 2023 (have your Notice of Internet Availability or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on June 14, 2023 (have your Notice of Internet Availability or proxy card in hand when you call);
•by completing, signing and mailing your proxy card (if you received printed proxy materials), which must be received prior to the annual meeting; or
•by attending the annual meeting virtually by visiting www.virtualshareholdermeeting.com/ROVR2023, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).
Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or Notice of Internet Availability indicates that you may vote your shares through the proxyvote.com website, then you may vote those shares at the annual meeting with the 16-digit control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of each Class II director nominee named in this proxy statement; and
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.
In addition, if any other matters are properly brought before the annual meeting or any adjournment or postponement of the meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their own judgment.
Street Name Stockholders. Brokers, banks and other nominees holding shares of Class A common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.
Can I change my vote or revoke my proxy?
Stockholders of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:
•entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above under "How do I vote and what are the voting deadlines?" on page 4);
•completing and returning a later-dated proxy card, which must be received prior to the annual meeting;
•delivering a written notice of revocation to our corporate secretary at Rover Group, Inc., 720 Olive Way, 19th Floor, Seattle, Washington 98101, Attention: Corporate Secretary, which must be received prior to the annual meeting; or
•attending and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Charlie Wickers, our chief financial officer, and Melissa Weiland, our general counsel and secretary, have been designated as proxy holders for the annual meeting by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holder will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holder can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
Who will count the votes?
A representative of Broadridge Investor Communication Solutions, Inc., or Broadridge, will tabulate the votes and act as inspector of election.

How can I contact Rover’s transfer agent?
You may contact our transfer agent, American Stock Transfer & Trust Company, LLC, or AST, by telephone at (800) 937-5449 or (718) 921-8124. You can also e-mail AST at help@astfinancial.com or write AST at Rover Group, Inc., c/o AST, 6201 15th Avenue, Brooklyn, NY 11219. You may also access instructions with respect to certain stockholder matters (for example, change of address) via the Internet at https://www.astfinancial.com/.
How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our Board is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.
What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person (including virtually) or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.
Is there a list of registered stockholders entitled to vote at the annual meeting?
A list of registered stockholders entitled to vote at the annual meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the annual meeting between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices located at 720 Olive Way, 19th Floor, Seattle, Washington 98101 by contacting our corporate secretary.

Where can I find the voting results of the annual meeting?
In a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?
We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. The Notice of Internet Availability for each stockholder will include that stockholder’s unique control number needed to vote his or her shares. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy for this annual meeting or future annual meetings, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, please call Broadridge Financial Solutions, Inc. toll-free at 1-866-540-7095 in the U.S., by email at sendmaterial@proxyvote.com, or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Street name stockholders may contact their broker, bank or other nominee to request information about householding.
What is Rover Group’s relationship to Nebula Caravel Acquisition Corp.?
On July 30, 2021, A Place for Rover, Inc., or Legacy Rover, consummated a business combination, or the Merger, with Nebula Caravel Acquisition Corp., our legal predecessor company and a special purpose acquisition company, or Caravel, whereby Legacy Rover became a wholly owned subsidiary of Caravel, and Caravel changed its name to Rover Group, Inc. As previously reported in Item 5.01 of our Current Report on Form 8-K filed with the SEC on August 5, 2021, a change in control resulted from the Merger.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our business and affairs are managed under the direction of the Board. Our Board currently consists of eight directors, seven of whom are independent under Nasdaq listing standards. The number of directors are fixed by the Board, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws. Each of our directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our Board is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Our amended and restated certificate of incorporation provides that any increase or decrease in the number of directors must be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of the Board with staggered three-year terms may have the effect of delaying or preventing changes in control of the Company.
The following table sets forth the names, ages as of April 28, 2023, and certain other information for each of our directors and director nominees:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Jamie Cohen (1)	II	36	Director	2022	2023	2026
Greg Gottesman (2)	II	53	Director	2021	2023	2026
Scott Jacobson (1)	II	46	Director	2021	2023	2026

Continuing Directors
Adam H. Clammer	III	52	Director	2020	2024	—
Kristina Leslie (1) (3)	III	58	Director	2021	2024	—
Megan Siegler (2) (3)	III	41	Lead Independent Director	2021	2024	—
Aaron Easterly	I	45	Chairperson	2021	2025	—
Venky Ganesan (2) (3)	I	49	Director	2021	2025	—

(1)    Member of audit committee.
(2)     Member of nominating and corporate governance committee.
(3)     Member of compensation committee.
Nominees for Director

Ms. Cohen has served as a member of our Board since November 2022. Ms. Cohen is the chief financial officer of Vacasa, Inc. (NASDAQ: VCSA), a vacation rental management platform, and has served in the chief financial officer role since joining Vacasa in March 2021. Prior to her time at Vacasa, Ms. Cohen served as chief financial officer of Angi Inc., an online services provider, from March 2019 to March 2021, and as an executive vice president from September 2017 to March 2019. She held various leadership roles in finance and accounting at HomeAdvisor, Inc., an online home repair services provider, from July 2011 to September 2017. Ms. Cohen holds a B.S. in Mathematical Business, Economics and Marketing from Wake Forest University.
We believe Ms. Cohen's experience as the chief financial officer of two different public companies and leadership roles in several online marketplace companies qualifies her to serve on our Board.
Greg Gottesman has served as a member of our Board since July 2021. Mr. Gottesman served on the Legacy Rover Board from June 2011 to July 2021. Mr. Gottesman has served as the managing director and co-founder at Pioneer Square Labs, a start-up studio and venture capital fund, since 2015 and as an adjunct faculty member at University of Washington since 2001 teaching entrepreneurship and venture finance. Mr. Gottesman previously served as a managing director at Madrona Venture Group, and as co-founder and chief executive officer at Legacy Rover from incorporation in June 2011 until September 2011.

Mr. Gottesman also serves on the board of several other companies, including Ever.Green, Kevala Technologies, Joon Care, Hola Cash Technologies and Boundless Immigration. Mr. Gottesman holds a B.A. with Honors and Distinction in Political Science from Stanford University, a M.B.A. with Honors and Distinction from Harvard Business School, and a J.D. cum laude from Harvard Law School where he served as editor of the Harvard Law Review.
We believe Mr. Gottesman's experience as a venture capitalist investing in technology companies, in addition to his experience as an educator and as a director of various companies, qualifies him to serve on our Board.
Scott Jacobson has served as a member of our Board since July 2021. Mr. Jacobson served on the Legacy Rover Board from October 2017 to July 2021. Mr. Jacobson has served as a managing director at Madrona Venture Group, a venture capital firm, since 2007. Previously, Mr. Jacobson served in senior product and business management positions in the Amazon Kindle and Amazon Marketplace groups at Amazon.com from 2003 until 2007. Mr. Jacobson holds a B.A. in Applied Mathematics and Economics from Northwestern University and a M.B.A. from Stanford Graduate School of Business, where he was an Arjay Miller Scholar.
We believe Mr. Jacobson’s experience as a venture capitalist investing in technology companies, in addition to his leadership experience in technology product development, qualifies him to serve on our Board.
Continuing Directors
Adam H. Clammer has served as a member of our Board since inception. Mr. Clammer is a founding partner and co-CEO of True Wind Capital Management L.P., a private equity fund manager focused on the technology industry. Prior to founding True Wind Capital in 2015, Mr. Clammer was with Kohlberg Kravis Roberts & Co., or KKR, a global investment manager, which he joined in 1995. At KKR, Mr. Clammer co-founded and led the Global Technology Group. Mr. Clammer served as the chief executive officer, president and a director of Nebula Caravel Acquisition Corp. (NASDAQ: NEBC), our legal predecessor company, from September 2020 to July 2021, served as the chief executive officer and a director of TWC Tech Holdings II Corp. (NASDAQ: TWCT) from November 2020 to August 2021, and served as co-chairman, co-chief executive officer, and a director of Nebula Acquisition Corp. (NASDQ: NEBU) from October 2017 to June 2020. Mr. Clammer currently serves as Chairman of the Board of LeadVenture and as a director of Open Lending Corporation (NASDAQ: LPRO), Cellebrite DI Ltd. (NASDAQ: CLBT) and e-Emphasys Technologies. He previously served on public company boards as a director of AEP Industries (NASDAQ: AEPI), Zhone Technologies (NASDAQ: ZHNE), MedCath (NASDAQ: MDTH), Jazz Pharmaceuticals (NASDAQ: JAZZ), Avago, now Broadcom (NASDAQ: AVGO), NXP (NASDAQ: NXPI), and Eastman Kodak (NYSE: KODK). Mr. Clammer previously served on several private company boards including, among others, Aricent, GoDaddy and TASC. Prior to joining KKR, Mr. Clammer worked in the Mergers & Acquisitions group at Morgan Stanley from 1992 to 1995. He holds a B.S. in Business Administration from the University of California, Berkeley and an M.B.A. from Harvard Business School, where he was a Baker Scholar.
We believe Mr. Clammer’s experience as a private equity investor investing in companies in various industries, in addition to his experience as a director of various publicly-listed companies, qualifies him to serve on our Board.
Mr. Clammer was nominated to our Board by Nebula Caravel Holdings, LLC, or the Sponsor, to serve as a Class III director pursuant to the terms of the Business Combination Agreement entered into between Caravel and Legacy Rover to effectuate the Merger, or the Business Combination Agreement. Please read "Considerations in Evaluating Director Nominees" on page 16 and "Certain Relationships and Related Person Transactions—Rover Group, Inc. Related Person Transactions—Investor Rights Agreement" on page 42 for information about the Sponsor's right to designate a director to our Board.
Kristina Leslie has served as a member of our Board since July 2021. Ms. Leslie served on the Legacy Rover Board from February 2021 to July 2021. Ms. Leslie is the chairperson of the board of Blue Shield of California. Ms. Leslie has served on Blue Shield’s board since 2013, and as a director, chair of the audit committee and member of the compensation committee for Sunstone Hotel Investors (NYSE: SHO) since April 2021. Ms. Leslie also serves on the board of directors and as chairperson of the audit committee and member of the compensation committee for Justworks, Inc. and on the board of directors of Flywheel Digital LLC. Previously, she served on the boards of several other public and private companies, including Glassdoor Inc., Orbitz Worldwide, Inc. (NYSE: OWW), Pico Holdings Inc. (NASDAQ: VWTR), Obagi Medical Products (NASDAQ: OMPI), Bare Escentuals Inc. (NASDAQ: BARE), CVB Financial Corp. (NASDAQ: CVBF), and Methodist Hospital of Southern California. Ms. Leslie previously served as chief financial officer of DreamWorks Animation SKG, Inc. until her retirement in 2007.
We believe Ms. Leslie’s experience as a director of various companies and her experience as the chief financial officer of a public company qualifies her to serve on our Board.
Megan Siegler has served as the lead independent director of our Board since July 2021. Ms. Siegler served on the Legacy Rover Board from July 2017 to July 2021. Ms. Siegler has served on the board of directors of Niantic, Inc., an AR technology company, since September 2017, and served as chief operating officer at Niantic, Inc. from April 2020 to November 2022. Previously, Ms. Siegler served as managing partner at Spark Capital from November 2015 to April 2020, as a partner at Kleiner Perkins Caufield & Byers from 2012 until 2015, as the director of products at Square from 2011 until 2012, and in various leadership positions in marketing, business development and product management at Google from 2004 until 2011. Ms. Siegler also serves on the board of several other companies, including Pendo.io and Handshake. Ms. Siegler holds a B.A. in Political Science and History from Stanford University.
We believe Ms. Siegler’s experience as a venture capitalist investing in technology companies, in addition to her leadership experience at some of the world’s largest technology companies and her experience as a director of various companies, qualifies her to serve on our Board.
Aaron Easterly has served as our chief executive officer and chairperson of our Board since July 2021. Mr. Easterly has served as Legacy Rover’s chief executive officer and as a member of Legacy Rover’s Board since September 2011. Previously, Mr. Easterly served as entrepreneur in residence at Madrona Venture Group from May 2011 until September 2011 and in various positions, including general manager, advertising strategy and monetization, at Microsoft from 2007 until 2011. Mr. Easterly holds an A.B. in Economics with Honors from Harvard University.
We believe Mr. Easterly’s perspective, experience and institutional knowledge as Rover’s co-founder and chief executive officer qualify him to serve on our Board.
Venky Ganesan has served as a member of our Board since July 2021. Mr. Ganesan served on the Legacy Rover Board from February 2014 to July 2021. Mr. Ganesan has served as a managing director at Menlo Ventures, a venture capital firm, since March 2013. Previously, Mr. Ganesan served as a managing director at Globespan Capital from 1998 until 2012 and as the chairperson of the National Venture Capital Association from 2016 until 2017. Mr. Ganesan also serves on the board of several other companies, including Abnormal Security, AppDome, MealPal, Dedrone Holdings and BitSight Technologies. Mr. Ganesan holds a B.A. in Economics and Math from Reed College and a B.S. in Engineering and Applied Science with a focus on Computer Science from California Institute of Technology.
We believe Mr. Ganesan’s experience as a venture capitalist investing in cybersecurity and technology companies, his cybersecurity oversight experience as a director of numerous cybersecurity companies, in addition to his experience as a director of other various companies, qualifies him to serve on our Board.
Board Diversity

Nasdaq listing rules require all Nasdaq listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The rules also require us to have, or explain why we do not have, at least (1) one diverse director by December 31, 2023 and (2) two diverse directors, including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+, by December 31, 2025. In this regard, we currently have three self-identified diverse directors.

The following Board Diversity Matrices provide information on each of our director’s voluntary self-identified characteristics pursuant to Nasdaq Listing Rule 5606 as of April 28, 2023 and, as previously disclosed in the proxy statement for our 2022 annual meeting of stockholders, as of April 29, 2022.

Board Diversity Matrix (As of April 28, 2023)
Total Number of Directors	8
	Female	Male	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	1
Part II: Demographic Background
Asian	1	—	—
White	3	3	—
Two or More Races or Ethnicities	1	—	—
Did Not Disclose Demographic Background	2

Board Diversity Matrix (As of April 29, 2022)
Total Number of Directors	8
	Female	Male	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	1
Part II: Demographic Background
White	3	3	—
Did Not Disclose Demographic Background	2

Director Independence
Our Class A common stock is listed on Nasdaq. As a company listed on Nasdaq, we are required under Nasdaq listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our Board. Under Nasdaq listing rules, a director will qualify as an independent director only if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Nasdaq listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing rules applicable to compensation committee members.
Our Board has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Mses. Cohen, Leslie and Siegler and Messrs. Clammer, Ganesan, Gottesman and Jacobson, representing seven of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. Prior to her resignation in August 2022, the Board had reviewed the independence of Dr. Susan Athey and determined that she was an “independent director” as defined under the listing standards of Nasdaq and met the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of Nasdaq. Aaron Easterly is not considered an independent director because of his position as our chief executive officer.
In making these determinations, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the nature of and degree to which they were involved in transactions described in the section titled "Certain Relationships and Related Person Transactions" on page 42.

Family Relationships
There are no family relationships among any of our directors, director nominees or executive officers.
Board Leadership Structure and Role of Lead Independent Director
Mr. Easterly currently serves as both the chairperson of our Board and as our chief executive officer. Our Board has adopted corporate governance guidelines that provide that one of our independent directors may serve as our lead independent director at any time when the chairperson of our Board is not independent, including when our chief executive officer serves as the chairperson of our Board. Because Mr. Easterly is our chairperson and also our chief executive officer, our Board has appointed Ms. Siegler to serve as our lead independent director. As lead independent director, Ms. Siegler presides over and determines the agenda for periodic meetings of our independent directors, serves as a liaison between Mr. Easterly and our independent directors, including reporting feedback from executive sessions to Mr. Easterly, may serve as our spokesperson as requested, and performs such additional duties as a majority of our independent directors may otherwise determine or delegate.
As a result of the Board’s committee system and the existence of a majority of independent directors, the Board maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. We believe that the leadership structure of our Board, including Ms. Siegler’s role as lead independent director, as well as of the independent committees of our Board, is appropriate and enhances our Board's ability to effectively carry out its roles and responsibilities on behalf of our stockholders, while Mr. Easterly’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cybersecurity, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks that we face, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our Board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.
In addition, our Board has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, cybersecurity, potential conflicts of interest, and also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, including ESG, and the independence of the Board.
Our Board believes its current leadership structure supports the risk oversight function of the Board.
Board Committees
Our Board has established the following standing committees: audit committee; compensation committee; nominating and corporate governance committee; and strategic transactions committee. The composition and responsibilities of each of the committees of our Board is described below.
Audit Committee
The current members of our audit committee are Ms. Leslie, Ms. Cohen and Mr. Jacobson. Ms. Leslie is the chairperson of our audit committee. Our Board has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of Nasdaq, and also meets the financial literacy requirements of the listing standards of Nasdaq.

Our Board has determined that Ms. Leslie qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K. In making this determination, our Board considered Ms. Leslie’s formal education and previous experience in financial roles.

Both our independent registered public accounting firm and management will periodically meet privately with our audit committee. Our audit committee is responsible for the following duties, among others:
•select, retain, compensate, evaluate, oversee and, where appropriate, terminate and replace our independent registered public accounting firm;
•review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent auditor;
•evaluate the independence and qualifications of our independent registered public accounting firm;
•review our financial statements, and discuss with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;
•review and discuss with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;

•discuss with management our procedures regarding the presentation of our financial information, and review earnings press releases and guidance;
•oversee the design, implementation and performance of our internal audit function;
•set hiring policies with regard to the hiring of employees and former employees of our independent registered public accounting firm and oversee compliance with such policies;
•review, approve and monitor and review conflicts of interest of our board members and officers and related party transactions;
•adopt and oversee procedures to address complaints regarding accounting, internal accounting controls or auditing matters, or fraud, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;
•review and discuss with management and our independent registered public accounting firm the adequacy and effectiveness of our legal, regulatory and ethical compliance programs;
•review and discuss with management and our independent registered public accounting firm our guidelines and policies to identify, monitor and address enterprise risks;
•review and discuss with management our major financial risk exposures, including steps taken to control and monitor such risks; and
•review and discuss with management our major information security risk exposures, including steps taken to control and monitor such risks.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on our website at https://investors.rover.com/corporate-governance/documents-and-charters.

During 2022, the audit committee held nine meetings. At six of these meetings, our information security team briefed the audit committee on information security matters.

As previously disclosed under “Item 9A. Controls and Procedures” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, or 2022 Annual Report, our management identified material weaknesses in our internal control over financial reporting. Notwithstanding these material weaknesses, management concluded that the consolidated financial statements included in our 2022 Annual Report, are fairly stated in all material respects in accordance with U.S. GAAP. The report of PricewaterhouseCoopers LLP, Rover’s independent registered public accounting firm, on Rover’s consolidated financial statements as of December 31, 2022 and 2021 and for the three years in the period ended December 31, 2022, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

The audit committee has continued to monitor management’s activities to remediate the material weaknesses. During each audit committee meeting where our annual and quarterly results are discussed and such other meetings where there are material updates to be provided, the audit committee devotes a portion of its meeting agenda to discuss the material weaknesses and management’s remediation efforts. Management has continued implementation of its plan to remediate these material weaknesses. These remediation measures are ongoing and include (1) hiring additional finance and accounting personnel, including hiring an interim head of internal audit, to bolster our accounting capabilities and capacity, and to establish and maintain our internal controls, (2) designing additional controls for financial close and reporting including review of accounting policies, journal entry review controls, review of significant or non-routine transactions, period end close procedures, and the preparation and review of quarterly and annual financial statements, (3) designing and implementing IT general controls, including controls over program change management, the provisioning and monitoring of user access rights, controls over batch jobs and data backups, and program development approvals and testing, in addition to evaluation of controls performed at key service organizations and the adequacy of our complementary user entity controls, and (4) engaging an external advisor to assist with documenting and testing the design and operating effectiveness of internal control over financial reporting and assist with the remediation of deficiencies, as necessary. The material weaknesses will not be considered remediated until the controls implemented as a result of the measures described above have operated for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. Management is working to remediate the material weaknesses as efficiently and effectively as possible. While the intention is for these material weaknesses to be remediated by the time of management's evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2023, remediation efforts could continue beyond the fiscal year ending December 31, 2023.

The audit committee will continue to receive regular updates on management’s remediation efforts and is committed to ensuring management’s implementation of measures designed to remediate the internal control deficiencies that were determined to be a material weakness.
Compensation Committee
The current members of our compensation committee are Ms. Siegler, Mr. Ganesan and Ms. Leslie. Ms. Siegler is the chairperson of our compensation committee. Our Board has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of Nasdaq. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Our compensation committee is responsible for the following duties, among other things:

•review and approve the compensation for our executive officers, including our chief executive officer;

•review our succession planning process for executive officers other than the chief executive officer, and assist in evaluating potential successors to executive officers other than the chief executive officer;

•review, approve and administer our employee benefit and equity incentive plans;

•establish and review the compensation plans and programs of our employees, and ensure that they are consistent with our general compensation strategy;

•monitor compliance with our stock ownership guidelines;

•periodically review our human capital strategies, initiatives, and programs with respect to our culture, talent, recruitment, retention, employee engagement, and employee diversity, equity, and inclusion efforts, including any public disclosure of such activities;

•approve or make recommendations to our Board regarding the creation or revision of any clawback policy; and

•determine non-employee director compensation.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at https://investors.rover.com/corporate-governance/documents-and-charters. Under its charter, our compensation committee may delegate its authority when it deems it appropriate and in our best interests and when such delegation would not violate applicable law, regulation or Nasdaq or SEC requirements.

During 2022, the compensation committee held four meetings.

In connection with setting fiscal 2022 executive officer compensation, our compensation committee generally relied on our overall operating and financial performance, input and recommendations from our chief executive officer, our chief financial officer, and our vice president of people and culture, and other considerations it deemed relevant. Members of management recuse themselves from the compensation committee’s deliberations and votes with regard to the approval of their respective compensation packages and do not make recommendations regarding their own compensation.

Additionally, for fiscal 2022, our compensation committee directly retained Compensia, Inc., or Compensia, to update the peer group used for benchmarking executive officer and director compensation practices and assess executive officer compensation against the peer group and public company market norms. In assessing our executive officer compensation, Compensia conducted a total direct compensation review, including a review of current base salary, target bonus, target total cash (base salary plus target annual incentive) and annual equity awards relative to public company market norms and an analysis of current and projected future retention value of executive officers’ equity holdings. As part of this review, Compensia was tasked with identifying improvement opportunities and offering suggestions (where appropriate) to ensure our executive officer pay program is aligned with competitive practices, our business strategy and our compensation philosophy. Compensia summarized their findings in a report and presented the report in a meeting with our compensation committee.

Compensia also prepared a report on director compensation for fiscal 2022, but the compensation committee determined not to change the amount of director compensation during 2022 from amounts set forth in our Outside Director Compensation Policy approved in July 2021.

Compensia also helped the compensation committee conduct its annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Compensia reports directly to our compensation committee although Compensia confers with members of management for the purposes of gathering information on proposals that management may make to our compensation committee. Compensia does not provide any services to us other than the services provided to our compensation committee.

The compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services, and the fees associated with the services provided during 2022. Based on this review, as well as consideration of the factors affecting independence set forth in Rule 10C-1(b)(4) of the Exchange Act, Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, the compensation committee has confirmed Compensia’s independence and determined that no conflict of interest has arisen as a result of the work performed by Compensia.
Nominating and Corporate Governance Committee
The current members of our nominating and corporate governance committee are Mr. Gottesman, Ms. Siegler, and Mr. Ganesan. Mr. Gottesman is the chairperson of our nominating and corporate governance committee. Our Board has determined that each member of our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of Nasdaq.

Our nominating and corporate governance committee is responsible for the following duties, among other things:
•review and assess and make recommendations to the Board regarding desired qualifications, expertise and characteristics sought of board members;
•identify, evaluate, select or make recommendations to the Board regarding nominees for election to the Board;
•develop policies and procedures for considering stockholder nominees for election to the Board;
•review our succession planning process for our chief executive officer, and assist in evaluating potential successors to the chief executive officer;
•review and make recommendations to the Board regarding the composition, organization and governance of the Board and its committees;
•review and make recommendations to the Board regarding our corporate governance guidelines and corporate governance framework;

•evaluate our environmental, social, and governance-related risks and oversee our ESG strategy, initiatives and public disclosure, coordinating with other Board committees as needed;

•oversee director orientation for new directors and continuing education for our directors;
•oversee the periodic self-evaluation of the performance of the Board and its committees and each director;
•review and monitor compliance with our code of business conduct and ethics; and
•administer policies and procedures for communications with the non-management members of the Board.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our nominating and corporate governance committee is available on our website at https://investors.rover.com/corporate-governance/documents-and-charters.

During 2022, Rover's nominating and corporate governance committee held seven meetings.

Strategic Transactions Committee

Our Board has created a strategic transactions committee. The current members of our strategic transactions committee are Mr. Clammer, Mr. Easterly, Mr. Ganesan, Mr. Jacobson, and Ms. Leslie. Mr. Jacobson is the chairperson of our strategic transactions committee. The strategic transactions committee is responsible for working with management to review, explore, evaluate, consider, negotiate and approve or reject or, if appropriate or required, recommend to the Board for approval or rejection, the terms and conditions of potential strategic transactions.

Attendance at Board and Stockholder Meetings
During 2022, the Board held five meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which he or she has been a director and (2) the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our Board at the annual meetings of stockholders, we strongly encourage, but do not require, directors to attend. Seven of our eight directors attended our 2022 annual meeting of stockholders.
Executive Sessions of Non-Employee Directors
To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis, but not less than two times per year. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis, but not less than two times per year. These executive sessions are chaired by Ms. Siegler, our lead independent director. During 2022, our independent directors met in executive session twice.
Compensation Committee Interlocks and Insider Participation
During 2022, the members of our compensation committee were Mr. Gottesman, Ms. Leslie, Ms. Siegler and Mr. Ganesan. Mr. Gottesman resigned as the chairperson and as a member of our compensation committee in April 2022. Mr. Gottesman’s decision to resign from the compensation committee was not because of any disagreement with the Company, management or the Board on any matter relating to our operations, policies or practices. None of the members of our compensation committee is or has been an officer or employee of Rover Group, Inc. Mr. Gottesman was previously co-founder and chief executive officer of Legacy Rover from incorporation in June 2011 until September 2011. Please read "Certain Relationships and Related Person Transactions—Complementary Service Opportunity" on page 43 for discussion of our co-investment in an early stage company alongside an entity of which Mr. Gottesman is a managing director and co-founder. None of our executive officers currently serves, or in the last completed fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board and other director qualifications. While our Board has not established specific minimum qualifications for Board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one's field, the ability to exercise sound business judgment, skills that are complementary to the Board, an understanding of our business and the responsibilities required of a Board member, other time commitments, and with respect to diversity, such factors as professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our Board.

Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that it should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences.

In addition to the process described above, Mr. Clammer was nominated to our Board by the Sponsor to serve as a Class III director pursuant to the terms of the Business Combination Agreement. As discussed in more detail under "Certain

Relationships and Related Party Transactions—Rover Group, Inc. Related Person Transactions—Investor Rights Agreement," on page 42 pursuant to the Investor Rights Agreement entered into at the closing of the Merger, by and among Caravel, Legacy Rover, and certain persons and entities holding our Class A common stock, we must include one individual designated by the Sponsor in the slate of nominees recommended by the Board (or duly constituted Board committee) for election as director at each annual meeting of stockholders at which Mr. Clammer’s term expires, subject to the Sponsor and its affiliates beneficially owning at least 3,718,750 shares of our Class A common stock.
If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, Board or management. From time to time, the nominating and corporate governance committee has engaged, for a fee, an outside search firm to identify, evaluate and screen Board candidates and may do so as well in the future.
After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our Board has the final authority in determining the selection of director candidates for nomination to our Board.
Stockholder Recommendations and Nominations to our Board of Directors
Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our Board from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and corporate governance guidelines and the director nominee criteria described above under "Considerations in Evaluating Director Nominees."
A stockholder that wants to recommend a candidate to our Board should direct the recommendation in writing by letter to our corporate secretary at Rover Group, Inc., 720 Olive Way, 19th Floor, Seattle, Washington 98101, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Stockholder recommendations must be received by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination. Following verification of the stockholder status of the person submitting the recommendation and verification that all requirements have been met, all properly submitted recommendations will be promptly brought to the attention of the nominating and corporate governance committee. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our Board. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our 2024 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed under "Other Matters—Stockholder Proposals or Director Nominations for 2024 Annual Meeting" on page 45.
Communications with the Board
Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our general counsel, chief financial officer or legal department by mail to our principal executive offices at Rover Group, Inc., 720 Olive Way, 19th Floor, Seattle, Washington 98101. Our general counsel, chief financial officer or legal department, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our Board to consider and (3) involve matters that are of a type that are improper or irrelevant to the functioning of our Board or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our general counsel, chief financial officer or legal department will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the Board or the lead independent director. Our general counsel, chief financial officer or legal department may decide in the exercise of his, her or its judgment whether a response to any communication is necessary and will provide a report to the nominating and corporate governance committee on a quarterly basis of any communications received for which the general counsel, chief financial officer or legal department has responded.

These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Policy Prohibiting Hedging or Pledging of Securities
Under our insider trading policy, persons subject to the policy, including our executive officers, employees and directors, are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, and (4) holding our common stock in a margin account.
Additionally, under our insider trading policy, covered persons who are required to comply with Section 16 of the Exchange Act may not pledge our securities as collateral for any loan or as part of any other pledging transaction.
Limitation on Other Board Service

Our directors should not serve on more than four additional public company boards without the approval of the Board. Our chief executive officer should not serve on more than two additional public company boards. Our nominating and corporate governance committee will review the appropriateness of the continued service of a director who changes the role, position or areas of responsibility that he or she held when he or she was elected to the Board.

Corporate Governance Guidelines and Code of Business Conduct and Ethics and other Governance Policies
Our Board has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our Board and corporate governance policies and standards applicable to us in general.

In addition, our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at https://investors.rover.com/corporate-governance/documents-and-charters. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments and waivers of our code of business conduct and ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting that information on our website address specified above. We will post amendments to and waivers of our code of business conduct and ethics that apply to our directors on the same website.

We also maintain a whistleblower policy and an anonymous hotline and web portal for the confidential reporting of any suspected policy or legal violations or concerns about any situation that does not reflect our culture and values, along with an insider trading policy, an external communications policy, and a global anti-bribery and anti-corruption policy. We conduct annual employee training on these policies and the code of business conduct and ethics.
Director Compensation

Director Compensation for Fiscal 2022

The following table sets forth information regarding the total compensation awarded to, earned by or paid to our non-employee directors for their service on our Board for the fiscal year ended December 31, 2022. For 2022, our compensation paid to our non-employee directors consisted of an annual cash retainer for membership on our Board, additional cash retainers based on their committee/chair responsibilities, and an annual equity award in the form of restricted stock units, or RSUs, as described in greater detail below.

As described in more detail below under "—Narrative Disclosure to Director Compensation Table—Outside Director Compensation Policy" on page 20, our non-employee “excluded directors,” which include Messrs. Clammer, Ganesan and Jacobson, do not receive cash or equity compensation for their Board and committee service. Mr. Easterly, the only director who was also a Rover employee and executive officer for the year ended December 31, 2022, received no additional compensation for his service as a director. Mr. Easterly received compensation as an employee and executive officer of Rover during 2022 as reported under "Executive Compensation" on page 28.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)(4)		All Other Compensation ($)	Total ($)
Susan Athey (5)	$26,780	$112,016	(6)	—	$138,796
Adam Clammer	—	—		—	—
Jamie Cohen	$5,625	$349,960	(7)	—	$355,585
Venky Ganesan	—	—		—	—
Greg Gottesman	$43,714	$112,016	(6)	—	$155,730
Scott Jacobson	—	—		—	—
Kristina Leslie	$60,363	$112,016	(6)	—	$172,379
Megan Siegler	$65,363	$112,016	(6)	—	$177,379
________________
(1)Amounts reflect the grant date fair value of RSU awards granted during 2022 as computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. See Note 15—Stock-Based Compensation to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions made by us in determining the grant date fair value of our RSU awards to certain non-employee directors. The actual value that the non-employee director will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSU award are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our non-employee directors. In order to mitigate the impact of any short-term stock price volatility on the number of RSUs granted, the compensation committee determined that the number of shares covered by these RSU awards should be based on the aggregate dollar value of the award divided by the volume weighted average price of our Class A common stock on Nasdaq over the 90 consecutive calendar days ending on the calendar day prior to the grant date of an award to align with how grants are determined for our executive officers and employees. As a result, the fair value of the awards at grant date in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the equity compensation value under our Outside Director Compensation Policy.
(2)All of these RSU awards were granted pursuant to our 2021 Equity Incentive Plan, or 2021 Plan.
(3)In the event of a “change in control” (as defined in the 2021 Plan), each non-employee director will fully vest in their outstanding equity awards immediately prior to the consummation of the change in control, provided that the non-employee director continues to be a non-employee director through such date.
(4)The following table lists the aggregate number of outstanding stock awards in the form of RSUs held by non-employee directors as of December 31, 2022:

Name	Aggregate Number of Shares Underlying Outstanding Stock Awards
Susan Athey	—
Adam Clammer	—
Jamie Cohen	70,699
Venky Ganesan	—
Greg Gottesman	44,291
Scott Jacobson	—
Kristina Leslie	42,011
Megan Siegler	44,291

(5)Dr. Athey resigned from the Board effective August 4, 2022.
(6)This award represents an annual award under our Outside Director Compensation Policy granted effective June 16, 2022. 100% of the 28,004 total shares subject to this RSU award will vest on the earlier of (i) June 16, 2023 or (ii) June 15, 2023, which is the date of the next annual meeting of our stockholders following the grant date, subject to the non-employee director continuing to be a non-employee director through the vesting date. Dr. Athey forfeited her entire RSU award as it had not vested at the time of her resignation on August 4, 2022.
(7)This award represents an initial award under our Outside Director Compensation Policy granted effective November 15, 2022. 1/3 of the 70,699 total shares subject to this RSU award will vest on each of November 15, 2023, November 15, 2024 and November 15, 2025, subject to Ms. Cohen continuing to be a non-employee director through the applicable vesting date.

Narrative Disclosure to Director Compensation Table
Outside Director Compensation Policy

In July 2021, the Board adopted the Outside Director Compensation Policy, which is a compensation policy that governs the cash and equity compensation for certain of our non-employee directors. The Outside Director Compensation Policy was developed with input from an independent compensation consultant, Compensia, regarding practices and compensation levels at comparable companies. It is designed to attract, retain, and reward our non-employee directors. Under the Outside Director Compensation Policy, each of our non-employee directors, other than excluded directors (as defined below), receives the cash and equity compensation for services described below. We also reimburse all of our directors for reasonable, customary, and properly documented travel expenses to Board or committee meetings.

In August 2022, our Board reviewed and approved an amendment to our Outside Director Compensation Policy, which changed the definition of "Value" with respect to an equity award from the grant date fair value as determined in accordance with U.S. generally accepted accounting principles to the trailing volume weighted average price of our Class A common stock over the 90 consecutive calendar days ending on the calendar day prior to the grant date of an award or such other methodology as the Board or any committee appropriately designated by the Board may determine prior to the grant of the applicable equity award becoming effective. In April 2023, our Board reviewed and approved an amendment to our Outside Director Compensation Policy to clarify that all directors will be reimbursed for reasonable, customary, and properly documented travel expenses to Board or committee meetings.

For purposes of the Outside Director Compensation Policy, "excluded directors" means any non-employee director who is a current employee, general partner, or other representative of an "institutional investor," and "institutional investor" means any entity that is an institutional investor that holds at least 2% of the outstanding shares of our capital stock calculated on a fully diluted basis. If an entity ceases to be an "institutional investor," each non-employee director who would otherwise be an excluded director if such entity remained an institutional investor may (i) offer to resign, in which case, if the Board rejects such resignation, such non-employee director will no longer constitute an excluded director from the date of such rejection, or (ii) not offer to resign, in which case such non-employee director will only cease to constitute an excluded director if and when such non-employee director is re-elected as a director by our stockholders.

Maximum Annual Compensation Limit

The Outside Director Compensation Policy includes a maximum annual limit of $750,000 of cash retainers or fees and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year, increased to $1,000,000 in an individual’s first year of service as a non-employee director. For purposes of this limitation, the value of equity awards is based on the trailing volume weighted average price of our Class A common stock over the 90 consecutive calendar days ending on the calendar day prior to the grant date of the applicable equity award or such other methodology as the Board or any committee appropriately designated by the Board may determine prior to the grant of the applicable equity award becoming effective. Any cash compensation paid or equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), does not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Cash Compensation

Our non-employee directors, other than the excluded directors, are entitled to receive the following annual cash compensation for their services under the Outside Director Compensation Policy.

Board/Committee	Chair (Non-Executive Chair for Board)	Member	Lead Independent Director
Board	$20,000	$35,000	$15,000
Audit Committee	$20,000	$10,000	N/A
Compensation Committee	$12,000	$6,000	N/A
Nominating and Corporate Governance Committee	$8,000	$4,000	N/A
Under the Outside Director Compensation Policy, each non-employee director who serves as the chair of a committee is entitled to receive only the additional annual cash fee as the chair of the committee, and not the annual fee as a member of the committee, provided that each non-employee director who serves as the non-executive chair or the lead independent director is entitled to receive the annual fee for service as a Board member and an additional annual fee as the non-executive chair or lead independent director, as applicable. All cash payments to non-employee directors are paid by us quarterly in arrears on a pro-rated basis.
Equity Compensation - Initial Award

Each person who first becomes a non-employee director after the effective date of the policy, other than the excluded directors, will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, or the Initial Start Date, an initial award of RSUs, or the Initial Award, covering a number of shares of our Class A common stock having a value equal to $300,000 based on the trailing volume weighted average price of our Class A common stock over the 90 consecutive calendar days ending on the calendar day prior to the grant date of an Initial Award or such other methodology as the Board or any committee appropriately designated by the Board may determine prior to the grant of an Initial Award becoming effective. Any resulting fraction will be rounded down to the nearest whole share. The Initial Award will vest as follows: one third (1/3rd) of the shares subject to the Initial Award will be scheduled to vest each year following the Initial Start Date on the same day of the month as the Initial Start Date (or, if there is no corresponding day in a particular month, then the last day of that month), in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date. If the person was a member of the Board and also an employee, becoming a non-employee director due to termination of employment will not entitle them to an Initial Award. If the person was a non-employee director and an excluded director, ceasing to be an excluded director will not entitle the non-employee director to an Initial Award.

Equity Compensation - Annual Award

Each non-employee director, other than the excluded directors, automatically will receive, on the first trading day immediately following each annual meeting of our stockholders, an annual award of RSUs, or an Annual Award, covering a number of shares of our Class A common stock having a value of $150,000 based on the trailing volume weighted average price of our Class A common stock over the 90 consecutive calendar days ending on the calendar day prior to the grant date of an Annual Award or such other methodology as the Board or any committee appropriately designated by the Board may determine prior to the grant of an Annual Award becoming effective. However, the first Annual Award granted to an individual who first becomes a non-employee director following the effective date of the policy will have a grant date value equal to the product of (A) $150,000 multiplied by (B) a fraction, (i) the numerator of which is equal to the number of fully completed days between the non-employee director’s initial start date and the date of the first annual meeting of our stockholders to occur after such individual first becomes a non-employee director, and (ii) the denominator of which is 365; and provided further that any resulting fraction will be rounded down to the nearest whole share. Each Annual Award will be scheduled to vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next annual meeting of our stockholders following the grant date, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

Accordingly, on June 16, 2023, the first trading day after the annual meeting, each of Ms. Cohen, Mr. Gottesman, Ms. Leslie and Ms. Siegler will receive an Annual Award that will vest in full on the earlier of (i) June 16, 2024 or (ii) the date of the next annual meeting of our stockholders following the grant date, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date. As Ms. Cohen joined the Board on November 15, 2022, her Annual Award will be pro-rated as indicated in the previous paragraph.
Change of Control

In the event of a “change in control” (as defined in the 2021 Plan), each non-employee director will fully vest in their outstanding company equity awards issued under our Outside Director Compensation Policy, including any Initial Award or Annual Award, immediately prior to the consummation of the change in control, provided that the non-employee director continues to be a non-employee director through such date.

Stock Ownership and Retention Guidelines

See "Executive Compensation—Compensation-Related Policies—Stock Ownership and Retention Guidelines" on page 34 for a discussion of the stock ownership and retention guidelines applicable to non-employee directors who receive equity as part of their compensation.

Limitation of Liability and Indemnification

As discussed below under "Certain Relationships and Related Person Transactions—Rover Group, Inc. Related Persons Transactions—Limitation of Liability and Indemnification of Officers and Directors" on page 44, we have have entered into indemnification agreements with, and obtained directors and officers liability protection for, each of our current directors.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to Rover’s financial reporting process, Rover’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Rover’s consolidated financial statements. Rover’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of Rover’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Rover’s financial statements. These are the fundamental responsibilities of management.

In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP;
•discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC;
•received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence; and

•discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Rover’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. The Audit Committee also appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
Respectfully submitted by the members of the audit committee of the board of directors:
Kristina Leslie (Chair)
Jamie Cohen
Scott Jacobson
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Rover under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Rover specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

PROPOSAL NO. 1:

ELECTION OF CLASS II DIRECTORS
Our Board currently consists of eight directors and is divided into three classes with staggered three-year terms. At the annual meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Nominees
Our nominating and corporate governance committee has recommended, and our Board has approved, Jamie Cohen, Greg Gottesman and Scott Jacobson as nominees for election as Class II directors at the annual meeting. If elected, each of Ms. Cohen, Mr. Gottesman and Mr. Jacobson will serve as a Class II director until the 2026 annual meeting of stockholders and until their respective successor is elected and qualified or until their earlier death, resignation or removal. For more information concerning the nominees, please see the section titled "Board of Directors and Corporate Governance" on page 8.
Ms. Cohen, Mr. Gottesman and Mr. Jacobson have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present Board to fill the vacancy.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. A plurality means that the three nominees receiving the highest number of affirmative FOR votes are elected as directors. You may (1) vote FOR the election of all of the director nominees named herein, (2) WITHHOLD authority to vote for all such director nominees or (3) vote FOR the election of all such director nominees other than any nominees with respect to whom the vote is specifically WITHHELD by writing the number of such nominees in the space provided on the proxy. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2023. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2022.
At the annual meeting, we are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Our audit committee is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PricewaterhouseCoopers LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, then our audit committee may reconsider the appointment.

One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they wish and are expected to be available to respond to appropriate questions from our stockholders.
Change in Certifying Accountant
As previously reported under Item 4.01 of our Current Report on Form 8-K filed with the SEC on August 5, 2021, on August 3, 2021, following a meeting of the audit committee of the Board, WithumSmith+Brown, PC, or Withum, who served as Caravel’s independent registered public accounting firm prior to the Merger, was informed that it would be dismissed as our independent registered public accounting firm following its review of our quarter ended June 30, 2021, which consisted only of the accounts of the pre-Merger Caravel. Subsequently, on August 3, 2021, our audit committee approved the engagement of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021. PricewaterhouseCoopers LLP previously served as the independent registered public accounting firm for Legacy Rover, which was acquired by Caravel on July 30, 2021.
The reports of Withum on Caravel’s financial statements as of December 31, 2020 and for the period from September 18, 2020 (Caravel's inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
During the period from September 18, 2020 (Caravel’s inception) to December 31, 2020 and the subsequent interim period through August 3, 2021, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Withum, would have caused Withum to make reference thereto in its report on Caravel’s pre-Merger financial statements as of December 31, 2020 and for the period from September 18, 2020 (Caravel’s inception) to December 31, 2020. During the period from September 18, 2020 (Caravel’s inception) to December 31, 2020 and the subsequent interim period through August 3, 2021, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K), except for a material weakness in Caravel’s pre-Merger internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants Caravel issued in connection with its initial public offering in December 2020.
Caravel provided Withum with a copy of the disclosures made pursuant to Item 4.01 prior to the filing of the Current Report on Form 8-K filed on August 5, 2021 and requested that Withum furnish a letter addressed to the Securities and Exchange Commission, as required by Item 304(a)(3) of Regulation S-K, which is attached as Exhibit 16.1 to that Current Report on Form 8-K, stating whether it agrees with such disclosures, and if not, stating the respects in which it does not agree.
During the period from September 18, 2020 (Caravel’s inception) through August 3, 2021, neither Caravel nor anyone on its behalf consulted PricewaterhouseCoopers LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Caravel’s financial statements, and neither a written report was provided to Caravel or oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by Caravel in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees billed for professional audit services and other services rendered to Legacy Rover and Rover by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2022 and 2021.

	2022	2021
Audit Fees (1)	$1,868,346	$3,022,997
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	$407,663	$2,791
Total Fees	$2,276,009	$3,025,788

(1)    “Audit Fees” consist of aggregate fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q, and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years (for example, consents for registration statements on Forms S-1, S-3, S-4 and S-8). For 2021, this category also includes fees for services incurred in connection with Legacy Rover's combination with Caravel. The 2021 amount previously reported inadvertently included all audit and review fees billed during 2021 rather than just those billed or expected to be billed for the audit and review of our 2021 financial statements.
(2)    “Audit-Related Fees” consist of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees above.
(3)    “Tax Fees” consist of aggregate fees billed for professional services rendered by the principal accountant for tax compliance and tax advice related to state tax filings.
(4)    “All Other Fees” consist of aggregate fees billed for an automated financial disclosure checklist and an accounting research tool and, for 2022 only, consulting services provided by Strategy&, PricewaterhouseCoopers LLP's global strategy consulting team, to prepare an analysis of our U.S. market opportunity.
Auditor Independence
In 2021 and 2022, there were no other professional services provided by PricewaterhouseCoopers LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Effective upon the adoption of our audit committee charter on July 30, 2021, our audit committee established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. Since the adoption of this policy on July 30, 2021, all services provided by PricewaterhouseCoopers LLP for our fiscal years ended December 31, 2021 and 2022 have been pre-approved by our audit committee.

In March 2022, our audit committee, in accordance with our audit committee charter, delegated to the audit committee chairperson full, but non-exclusive, power and authority to pre-approve all non-audit and tax services to be performed by our independent registered public accounting firm that are not otherwise prohibited by law or regulations and any associated fees. Pursuant to this delegation, the audit committee chairperson may not delegate any of the audit committee’s pre-approval responsibilities to management and must report any pre-approval decisions to the audit committee at its next scheduled meeting following such pre-approval.
Vote Required
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will have the same effect as a vote AGAINST this proposal.

Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2023.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of April 28, 2023.

Name	Age	Position
Aaron Easterly	45	Chief Executive Officer
Charlie Wickers	38	Chief Financial Officer
Brent Turner	52	President and Chief Operating Officer
Aaron Easterly Mr. Easterly’s biographical information is disclosed above under "Board of Directors and Corporate Governance—Continuing Directors" on page 9.

Charlie Wickers has served as our chief financial officer since September 2022. Mr. Wickers served as Legacy Rover's Vice President of Finance from September 2019 to September 2022, Legacy Rover’s Senior Director of Financial Planning and Analysis, or FP&A, from April 2018 to September 2019, and Legacy Rover's Director of FP&A from May 2017 to April 2018. Prior to joining us, Mr. Wickers served as Director of FP&A at Ivanti, Inc., an IT software company, from May 2014 to April 2017. Mr. Wickers holds a B.S. in Business/Communications/General Studies from Western Washington University.

Brent Turner has served as our chief operating officer since July 2021 and our president and chief operating officer since November 2021. Mr. Turner has served as Legacy Rover’s chief operating officer since January 2014. Previously, Mr. Turner served as president at Code Fellows from 2013 until 2014. Mr. Turner previously served on the board of several companies and as chairperson of the alumni board of directors of Vanderbilt Owen Graduate School of Management. Mr. Turner holds a BSEE in Electrical Engineering from University of Memphis and a M.B.A., Operations, Accounting, Finance from Vanderbilt University – Owen Graduate School of Management.

EXECUTIVE COMPENSATION
Emerging Growth Company Status

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer, our two other most highly compensated executive officers, and up to two additional individuals who would have been among the two other most highly compensated executive officers but for the fact that they were not serving as an executive officer at the end of the last completed fiscal year. We have not included a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the Summary Compensation Table and the Outstanding Equity Awards table. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” of say-on-pay votes.

This section discusses the material components of the executive compensation program offered to our executive officers who were our “named executive officers” for the year ended December 31, 2022. Such executive officers consist of the following persons, referred to in this proxy statement as our named executive officers, or NEOs:
•Aaron Easterly, our chief executive officer;
•Charlie Wickers, our chief financial officer;
•Brent Turner, our president and chief operating officer; and
•Tracy Knox, our former chief financial officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt could vary significantly from our historical practices and currently planned programs summarized in this discussion. As used in this section, “Rover,” the “Company,” “we,” “us” and “our” refers to Legacy Rover prior to the closing of the Merger on July 30, 2021 and Rover after the closing. Upon the closing of the Merger, the executive officers of Legacy Rover became the executive officers of Rover.

To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving these goals. We believe our compensation program should promote the success of the company and align executive incentives with the long-term interests of our stockholders. Our historical compensation programs reflected our startup origins in that they consisted primarily of salary, cash bonuses, and stock option awards. Since the closing of the Merger, we have moved from stock option awards to RSU awards with service-based vesting conditions. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.

2022 Performance and Non-Equity Incentive Plan Compensation Summary

We delivered strong operating results during 2022, including:

•Revenue increased 58% to $174.0 million, compared to $109.8 million in 2021.
•Gross bookings value, or GBV, grew 53% to $798.4 million, compared to $521.9 million in 2021.
•Total bookings increased 32% to 5.6 million, compared to 4.2 million in 2021.
◦New bookings increased 17% to 939,000, compared to 804,000.
◦Repeat bookings increased 36% to 4.6 million, compared to 3.4 million.
•GAAP net loss and net loss margin were $22.0 million and 13%, compared to a GAAP net loss and net loss margin of $64.0 million and 59% in 2021.
•Adjusted EBITDA and Adjusted EBITDA margin were $20.8 million and 12%, compared to $12.4 million and 11% in 2021.

See Appendix A to this proxy statement on page A-1 for the definitions of GBV, bookings, Adjusted EBITDA and Adjusted EBITDA Margin and a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net loss and net loss margin, the most directly comparable GAAP financial measures.

Consistent with this strong performance and as discussed in more detail below under "—Narrative Disclosure to Summary Compensation Table—Executive 2022 Bonus Plan" on page 32, our bonus funding percentage was 165% for our NEOs (in Mr. Wickers' case only for the period consisting of the last four months of 2022 when he was chief financial officer) and (ii) 145% for Mr. Wickers for the first eight months of 2022 prior to his being appointed chief financial officer (inclusive of his individual performance multiplier).

Summary Compensation Table

The following table sets forth information regarding the total compensation awarded to, earned by or paid to our NEOs for the fiscal years ended December 31, 2022 and December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Aaron Easterly	2022	$470,000	—	$3,988,841		—		$773,199	$12,309	$5,244,349
Chief Executive Officer	2021	$423,333	$43,000	$5,491,675		—		$592,969	$20,126	$6,571,103
Charlie Wickers (4)	2022	$316,667	—	$1,834,702	(5)	—		$210,818	$12,559	$2,374,746
Chief Financial Officer
Brent Turner	2022	$434,167	—	$3,068,927		—		$465,485	$12,309	$3,980,888
Chief Operating Officer and President	2021	$415,000	$35,000	$2,750,491	(6)	—		$504,258	$9,801	$3,714,550
Tracy Knox (7)	2022	$396,667	—	$1,260,567	(8)	$149,882	(9)	$431,620	$12,559	$2,251,295
Former Chief Financial Officer	2021	$371,000	$50,000	$2,211,125		—		$414,844	$8,418	$3,055,387
________________
(1)Amounts reflect the aggregate grant date fair value of RSU awards as computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. See Note 15—Stock-Based Compensation to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions made by us in determining the grant date fair value of our RSU awards. The actual value that the NEO will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSU award are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our NEOs. To mitigate the impact of any short-term stock price volatility on the number of RSUs granted, the number of RSUs subject to the 2022 awards was based on the aggregate dollar value of the award divided by the volume weighted average price of our Class A common stock on Nasdaq over the 90 consecutive calendar days ending on the calendar day prior to the grant date of an award to align with how grants are determined for our employees and non-employee directors. As a result, the fair value of the awards at grant date in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the aggregate dollar value approved by our compensation committee. For additional information regarding these RSU awards, please see the section titled "—Outstanding Equity Awards at Fiscal 2022 Year-End" on page 36.
(2)The amount earned in 2022 represents incentive bonuses earned in 2022 and paid in August 2022 and March 2023 pursuant to the terms and conditions of our Executive 2022 Bonus Plan, as described in the section titled "—Narrative Disclosure to Summary Compensation Table—Executive 2022 Bonus Plan" on page 32.
(3)For Mr. Easterly, (i) the 2022 amount reflects Rover-provided 401(k) matching contributions in the aggregate amount of $12,200, and holiday gifts and related reimbursements provided to all Rover employees with a fair market value of $85 and (ii) the 2021 amount reflects Rover-provided 401(k) matching contributions that commenced in August 2021 in the aggregate amount of $6,500, holiday gifts and related reimbursements provided to all Rover employees with a fair market value of $285, and Rover-paid incremental offering expenses (other than underwriting discounts and commissions) associated with Mr. Easterly’s inclusion in a resale registration statement filed by Rover and Rover’s secondary offering in November 2021 in the aggregate amount of $13,317. For Mr. Wickers, the 2022 amount reflects Rover-provided 401(k) matching contributions in the aggregate amount of $12,200, and holiday gifts and related reimbursements provided to all Rover employees with a fair market value of $335. For Mr. Turner, (i) the 2022 amount reflects Rover-provided 401(k) matching contributions in the aggregate amount of $12,200, and holiday gifts and related reimbursements provided to all Rover employees with a fair market value of $85 and (ii) the 2021 amount reflects Rover-provided 401(k) matching contributions that commenced in August 2021 in the aggregate amount of $5,200, holiday gifts and related reimbursements provided to all Rover employees with a fair market value of $285, and Rover-paid incremental offering expenses (other than underwriting discounts and commissions) associated with Mr. Turner’s inclusion in Rover’s secondary offering in November 2021 in the aggregate amount of $4,291. For Ms. Knox, (i) the 2022 amount reflects Rover-provided 401(k) matching contributions in the aggregate amount of $12,200, and holiday gifts and related reimbursements provided to all Rover employees with a fair market value of $335 and (ii) the 2021 amount reflects Rover-provided 401(k) matching contributions that commenced in August 2021 in the aggregate amount of $6,500, holiday gifts and related reimbursements provided to all Rover employees with a fair market value of $285, and Rover-paid incremental offering expenses (other than underwriting discounts and commissions) associated with Ms. Knox’s inclusion in Rover’s secondary offering in November 2021 in the aggregate amount of $1,608.

(4)Mr. Wickers was not an NEO during 2021. He was appointed chief financial officer effective September 1, 2022.
(5)This amount reflects the sum of (i) the grant date fair value of an award of RSUs covering 137,497 shares granted on March 6, 2022, or $653,111, and (ii) the grant date fair value of an award of RSUs covering 314,253 shares granted on September 7, 2022 in connection with his promotion to chief financial officer, or $1,181,591.

(6)This amount reflects the sum of (i) the grant date fair value of an award of RSUs covering 24,450 shares granted on November 7, 2021, or $300,491, and (ii) the grant date fair value of an award of RSUs covering 200,000 shares granted on November 2, 2021, or $2,450,000.
(7)Ms. Knox served as our chief financial officer through September 1, 2022 and remained employed as an advisor through December 31, 2022 at her current full-time salary and benefits for purposes of assisting with the transition of chief financial officer duties per the agreement discussed below under "—Narrative Disclosure to Summary Compensation Table—NEO Employment Arrangements—Tracy Knox" on page 31.
(8)Ms. Knox forfeited all unvested RSUs upon her separation on December 31, 2022, including the unvested RSUs under this award.
(9)This amount reflects the incremental increase in the fair value of vested options to purchase an aggregate 1,127,371 shares of Class A common stock arising from the extension of the options' post-separation exercise period from 90 days post-separation to the earlier of (i) 18 months post-separation or (ii) the applicable option’s expiration date in connection with Ms. Knox entering into a release of claims agreement related to her separation, calculated in accordance with FASB ASC Topic 718. The assumptions made by us in determining the incremental increase in fair value of these vested options included calculating the difference between (i) a risk-free interest rate of 4.68%, an expected term of 90 days, volatility of 59.88% and dividend yield of 0% and (ii) a risk-free interest rate of 4.52%, an expected term of 1.5 years, volatility of 69.75% and dividend yield of 0%. For additional information regarding Ms. Knox’s options, please see below under the section titled "—Outstanding Equity Awards at Fiscal 2022 Year-End" on page 36.
Narrative Disclosure to Summary Compensation Table

NEO Employment Arrangements

We have entered into written offer letters or employment agreements setting forth the terms and conditions of employment for each of our NEOs, as described below. These agreements provide for at-will employment. In addition, each of our NEOs has executed our standard form of confidential information, invention assignment and arbitration agreement.

Aaron Easterly
We entered into an employment agreement with Mr. Easterly, our chief executive officer, in September 2011, which was amended in March 2012. Mr. Easterly’s employment agreement provides for an annual base salary, eligibility to receive an annual target bonus, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us. As of December 31, 2022, Mr. Easterly’s base annual salary was $478,000 and his annual target bonus was 100% of his base annual salary. On March 1, 2023, Mr. Easterly’s base annual salary was increased to $523,000.

Under the terms of Mr. Easterly’s employment agreement, if Mr. Easterly’s employment is Involuntarily Terminated (as defined in Mr. Easterly’s employment agreement) in connection with or within 12 months after a Change in Control (as defined in Mr. Easterly’s employment agreement), then 100% of the then unvested and outstanding Rover equity awards held by Mr. Easterly will immediately vest. In addition, upon a Change in Control, any unvested and outstanding Rover equity awards held by Mr. Easterly that have a vesting date that would otherwise occur more than 12 months after the Change in Control will instead vest in equal quarterly installments over the following 12 months and be fully vested on the first anniversary of the closing of the Change in Control, subject to Mr. Easterly’s continued service. Finally, any unvested and outstanding Rover equity award held by Mr. Easterly that would be set to terminate in connection with a Change in Control will vest in full prior to such termination.

Charlie Wickers
In connection with his appointment as chief financial officer, the Company and Mr. Wickers entered into an employment letter agreement in August 2022. As of December 31, 2022, Mr. Wickers annual base salary was $355,000 and his annual target incentive bonus was 50% of his base annual salary with respect to the last four months of 2022, 43% with respect to the period between March 1 and August 31, 2022, and 33% with respect to the first two months of 2022. On March 1, 2023, Mr. Wickers' base annual salary was increased to $400,000 and his annual target bonus is 57% of his base annual salary.

In addition, pursuant to Mr. Wickers' employment agreement we recommended to the compensation committee that Mr. Wickers receive an RSU award with the total number of shares of Class A common stock underlying the RSUs equal to the quotient of $1.3 million divided by the volume-weighted average price of the Class A common stock over the 90 calendar days preceding the grant date of the award, which award was granted. The RSUs subject to this award are scheduled to vest over four years starting December 1, 2022 in equal quarterly installments on our standard quarterly vesting dates, subject to Mr. Wickers remaining a service provider through such dates.

Under the terms of Mr. Wickers' employment agreement, if Mr. Wickers is Involuntarily Terminated (as defined in Mr. Wickers' employment agreement) in connection with or within 12 months after a Change of Control (as defined in the 2021 Equity Incentive Plan), then 100% of the then-unvested shares subject to any equity award (whether granted before or after the date of Mr. Wickers' employment agreement) will immediately vest.

Brent Turner

We entered into an offer letter with Mr. Turner, our president and chief operating officer, in January 2014. Mr. Turner’s offer letter provides for an annual base salary and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us. As of December 31, 2022, Mr. Turner’s base annual salary was $437,000 and his annual target bonus was 65% of his base annual salary. On March 1, 2023, Mr. Turner’s base annual salary was increased to $515,000.

Tracy Knox
We entered into an employment agreement with Ms. Knox, our former chief financial officer, in September 2017. Ms. Knox’s employment agreement, which was superseded by the Employment and Transition Agreement discussed below, provided for an annual base salary, eligibility to receive an annual target bonus, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us. As of December 31, 2022, Ms. Knox’s base annual salary was $400,000 and her annual target bonus was 66% of her base annual salary.

In connection with Ms. Knox’s planned retirement, we entered into an Employment and Transition Agreement, or the Transition Agreement, dated as of March 4, 2022, with Ms. Knox. The Transition Agreement provided that Ms. Knox would continue to serve as our chief financial officer through September 1, 2022, or the Succession Date, and would remain employed at-will as an advisor through December 31, 2022, or the Planned Separation Date. From the Succession Date through the Planned Separation Date, or the Transition Period, Ms. Knox remained employed at her current full-time salary and benefits for purposes of assisting with the transition of her duties to Mr. Wickers.

As Ms. Knox remained employed through the Planned Separation Date, in accordance with the Transition Agreement and because we paid bonuses to bonus-eligible employees in respect of fiscal year 2022 under our Executive 2022 Bonus Plan, Ms. Knox became entitled to the full bonus that would have been allocated to her had she remained employed through the date such bonuses are paid (but without any individual performance multipliers), or the Bonus Payment. To receive the Bonus Payment, Ms. Knox signed and did not revoke a release of claims in our favor.

Ms. Knox's outstanding equity awards vested only through the date of her separation from employment on the Planned Separation Date. These vested equity awards continue to be governed by the terms and conditions of the applicable equity incentive plans and award agreements, including any accelerated vesting provisions therein. Further, in connection with Ms. Knox entering into a release of claims agreement related to her separation, the exercise periods for Ms. Knox’s vested options to purchase an aggregate 1,127,371 shares of Class A common stock were extended from 90 days post-separation to the earlier of (i) 18 months post-separation or (ii) the applicable option’s expiration date. For additional information regarding Ms. Knox’s options, please see below under the section titled "—Outstanding Equity Awards at Fiscal 2022 Year-End" on page 36.

Executive 2022 Bonus Plan

In April 2022, the compensation committee of our Board adopted a bonus plan for our employees at the director-level and above, including our NEOs, for calendar year 2022, which we refer to as the Executive 2022 Bonus Plan. The Executive 2022 Bonus Plan is a sub-plan under our Employee Incentive Compensation Plan. A summary of our Employee Incentive Compensation Plan is included on pages 144-145 of the post-effective amendment to our registration statement on Form S-1 filed with the SEC on March 21, 2022 and the plan itself is filed as exhibit 10.12 to our annual report on Form 10-K for the year ended December 31, 2022.

Each of our NEOs was a participant in the Executive 2022 Bonus Plan. The Executive 2022 Bonus Plan provided for non-equity incentive compensation based upon the combined achievement of corporate performance goals over calendar year 2022. Unlike for the 2021 bonus plan, the compensation committee did not include a multiplier based on individual NEO performance. However, as Mr. Wickers did not become an NEO until September 1, 2022, his bonus for his eight months of service prior to becoming chief financial officer was subject to a multiplier based on his performance during that period. Bonuses under the Executive 2022 Bonus Plan are bifurcated, with 25% of target bonus payments payable with respect to the first six month period of 2022 based only on our actual attainment for such six month period, and 75% of target bonus payments payable following the second six month period of 2022 based on the degree of achievement of the applicable performance goals for all of 2022 (with bonuses payable with respect to the first six month period of 2022 subject to true up in the first quarter of 2023 for overall attainment of corporate performance goals).

Under the Executive 2022 Bonus Plan, bonus payments for NEOs other than Mr. Wickers are determined by multiplying each participant’s target bonus for the applicable performance period by a factor, or the bonus funding percentage, determined by achievement of the combined corporate performance goals for the applicable performance period, such resulting amount referred to as the corporate bonus amount. Bonus payments for Mr. Wickers are determined by (i) multiplying his target bonus for the applicable performance period, which amount was 33% of Mr. Wickers' base annual salary between January 1 and February 28 of 2022, 43% of Mr. Wickers' base annual salary between March 1 and August 31 of 2022, and 50% of Mr. Wickers' base annual salary between September 1 and December 31 of 2022, by the bonus funding percentage determined by achievement of the combined corporate performance goals for the applicable performance period, and (ii) only for the eight months of service prior to becoming chief financial officer (January 1 through August 31 of 2022), multiplying his resulting corporate bonus amount for those eight months by a personal payout multiplier based on individual performance.

The achievement of the corporate performance goals is based on the achievement of target goals related to annual revenue and Adjusted EBITDA excluding bonus expense and bonus tax. The calculation of these corporate performance goals excludes the financial statement impacts from acquisitions of other companies or investments in other entities occurring during 2022, including our June 2022 acquisition of GoodPup and our equity method investment in an early-stage service for pet parents. See Appendix A to this proxy statement on page A-1 for a discussion of how we define the non-GAAP financial measure of Adjusted EBITDA for purposes of our financial reporting, whose most comparable GAAP financial measure is net loss. The measure used under the Executive 2022 Bonus Plan is the one discussed in Appendix A as further adjusted to exclude the bonuses paid under the Executive 2022 Bonus Plan, the related payroll taxes associated with those bonus payments, and the financial statement impacts from acquisitions of other companies or investments in other entities occurring during 2022.

Adjusted EBITDA excluding bonus expense and bonus tax	Revenue
		85% Target Annual Revenue or less	90% Target Annual Revenue	95% Target Annual Revenue	100% Target Annual Revenue	105% Target Annual Revenue	110% Target Annual Revenue or greater
	83% Target Adjusted EBITDA	0%	0%	0%	0%	70%	90%
	89% Target Adjusted EBITDA	0%	0%	0%	35%	135%	150%
	100% Target Adjusted EBITDA	0%	70%	80%	100%	165%	170%
	117% Target Adjusted EBITDA	0%	80%	90%	165%	175%	185%
	139%Target Adjusted EBITDA	0%	90%	100%	180%	190%	200%
The bonus funding percentage scaled linearly between applicable target goals, provided that the bonus funding percentage was subject to a ceiling of 100% if the annual revenue did not reach 100% of the target.

The achievement of the individual performance goal for Mr. Wickers, which we refer to as the individual multiplier, scales from 0% to 150% depending on our assessment of his individual performance.

In August 2022, our compensation committee reviewed achievement of the corporate performance goals for the first six month period of calendar year 2022. As we achieved attainment for the first six month period of calendar year 2022, we assumed 100% payouts and our compensation committee approved 25% of each NEO's target bonus payment. Accordingly, we paid bonuses under the 2022 Executive Bonus Plan to Mr. Easterly, Mr. Wickers, Mr. Turner and Ms. Knox in August 2022 in the amounts of $96,484, $25,660, $58,869, and $54,456, respectively.

In February 2023, our compensation committee reviewed achievement of the corporate performance goals for the entirety of calendar year 2022, and approved a bonus funding percentage of (i) 165% for each of Mr. Easterly, Mr. Wickers (only for the period consisting of the last four months of 2022 when he was chief financial officer), Mr. Turner and Ms. Knox, and (ii) 145% for Mr. Wickers for the first eight months of 2022 prior to his being appointed chief financial officer (inclusive of his individual performance multiplier). The compensation committee also reviewed achievement of individual performance goals for Mr. Wickers, and approved an individual multiplier for Mr. Wickers of 125% for the first eight months of 2022. Accordingly, we paid bonuses under the 2022 Executive Bonus Plan to Mr. Easterly, Mr. Wickers, Mr. Turner and Ms. Knox in March 2023 in the amounts of $676,715, $185,158, $406,616 and $377,164, respectively.

Other Compensation

Benefits and Perquisites

We provide benefits to our NEOs on the same basis as provided to all of our employees, including medical, dental and vision insurance; life and accidental death and dismemberment insurance; short-and long-term disability insurance; a health savings account; health and dependent care flexible spending accounts; and a health and wellness/commuting/work from home expense reimbursement benefit. We do not maintain any executive-specific benefit or perquisite programs.

401(k) Plan
We maintain a 401(k) retirement savings plan for the benefit of our employees, including our NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan. In April 2022, our compensation committee approved an increase from a 50% to 100% match for all employees, including our NEOs, on the first 4% of contributions, retroactive to January 1, 2022.
Pension benefits
We do not maintain any pension benefit or retirement plans other than the 401(k) Plan.

Nonqualified deferred compensation
We do not maintain any nonqualified deferred compensation plans.

2023 RSU Grants

On March 13, 2023, the compensation committee approved under the 2021 Equity Incentive Plan refresh grants of 1,448,291 RSUs to Mr. Easterly, 553,047 RSUs to Mr. Wickers, and 1,002,167 RSUs to Mr. Turner. On June 1, 2023, 1/16th of each of these RSU grants will vest, and 1/16th will vest on the first of the month every three months thereafter, subject to the applicable NEO’s continued service through each vesting date.

Compensation-Related Policies

Stock Ownership and Retention Guidelines

In April 2023, our compensation committee adopted stock ownership and retention guidelines applicable to our chief executive officer, our other executive officers, and our non-employee directors who receive equity grants as part of their director compensation in order to align their interests with the interests of our stockholders. In developing these guidelines, our compensation committee reviewed peer benchmarking metrics provided by Compensia. These officers and directors must achieve the applicable target ownership levels under the terms of the guidelines within five years from the later of (a) the adoption of the guidelines and (b) the date of their hire, promotion or election, as applicable.

Position	Multiple (1)
Chief Executive Officer	3x annual base salary
Other Executive Officers	1.5x annual base salary
Non-Employee Directors Who Receive Equity Compensation	5x annual cash retainer
(1) Represents multiple of annual base salary or annual cash Board retainer and excludes any bonus payments or Board compensation for service on or as chair of a committee, as non-executive chair, or as lead independent director.

Ownership is defined as shares or equivalents owned outright. Unvested RSUs, unearned performance shares, and unexercised stock options, whether or not vested, are not considered owned for this purpose.

Compliance is measured annually at the end of our fiscal year (December 31st), or the measurement date, based on dividing an individual's then-current salary or cash retainer by the trailing volume weighted average price of our Class A common stock over the 90 consecutive calendar days ending on the measurement date. If an executive officer or non-employee director has attained the applicable stock ownership level as of a measurement date, a decrease in our stock price without a sale of shares below the applicable stock ownership level on the corresponding measurement date will not be considered to result in non-compliance as of any subsequent date. However, an increase in base salary or promotion into a higher multiple will require a recalculation of the applicable stock ownership level as of the next measurement date.

If the applicable ownership level is not achieved by the end of the applicable phase-in period or as of any subsequent measurement date, a stock retention requirement will apply until the ownership level is satisfied. The stock retention requirement is 50% of the shares received upon the vesting, earn-out or exercise of equity awards granted on or after November 2, 2021, net of shares sold, tendered or withheld for payment of exercise price, taxes and brokerage fees.

Although these guidelines were just adopted, two of our executive officers, including our chief executive officer, and one of our directors would have been in compliance with the guidelines had they been operative as of December 31, 2022. The remaining executive officer and three directors are within the phase-in period.

Compensation Recovery Policy

We have not adopted a formal compensation recovery, or clawback, policy, although we operate under the requirements of Section 304 of the Sarbanes-Oxley Act of 2002, as applicable to all public companies. We will comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once applicable Nasdaq listing standards have become effective.

Hedging Transactions in Company Securities

See "Board of Directors and Corporate Governance—Policy Prohibiting Hedging or Pledging of Securities" on page 18 for a discussion of our policy prohibiting our executive officers, employees and directors from hedging or pledging our securities.

Potential Payments upon Termination or Change of Control
Mr. Easterly may receive certain equity award acceleration benefits in connection with a change of control or his involuntary termination following a change of control pursuant to his employment agreement with us and the equity award agreements underlying each of his outstanding and unvested Rover stock options and RSU awards. See the section titled "—Narrative Disclosure to Summary Compensation Table—NEO Employment Arrangements—Aaron Easterly" on page 31.
Mr. Wickers may receive certain equity award acceleration benefits in connection with his involuntary termination following a change of control pursuant to his employment agreement with us and the equity award agreements underlying each of his outstanding and unvested Rover stock options and RSU awards. See the section titled "—Narrative Disclosure to Summary Compensation Table—NEO Employment Arrangements—Charlie Wickers" on page 31.
Mr. Turner’s equity award agreements underlying each of his outstanding and unvested Rover equity awards generally provide that if Mr. Turner’s employment is Involuntarily Terminated (as defined in the applicable award agreement) in connection with or within 12 months after a Change in Control (as defined in the applicable equity plan under which the award was granted), then 100% of the then unvested and outstanding shares subject to such award will immediately vest.
Ms. Knox’s equity award agreements underlying each of her outstanding and unvested Rover equity awards generally provide that if Ms. Knox’s employment is Involuntarily Terminated (as defined in the applicable award agreement) in connection with or within 12 months after a Change in Control (as defined in the applicable equity plan under which the award was granted), then 100% of the then unvested and outstanding shares subject to such award will immediately vest. As Ms. Knox separated from us as of December 31, 2022 and forfeited her unvested equity awards upon separation, these change in control provisions have no further effect.

Outstanding Equity Awards at Fiscal 2022 Year-End

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2022. The number of shares subject to each option award and, where applicable, the option exercise price per share, reflect changes as a result of our capitalization adjustments in connection with the Merger.

		Option Awards(1)					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price($)(3)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(4)		Market value of shares or units of stock that have not vested ($)(5)
Aaron Easterly	12/17/14	570,632	(6)	—	$0.36	12/16/24	—		—
	12/20/16	840,401	(7)	—	$1.04	12/20/26	—		—
	2/23/18	986,589	(8)	—	$1.80	2/23/28	—		—
	6/26/20	877,107	(9)	398,655	$1.99	6/26/30	—		—
	7/13/20	1,108,236	(10)	100,723	$1.99	4/25/29	—		—
	11/2/21	—		—	—	—	252,172	(11)	$925,471
	3/3/22	—		—	—	—	580,812	(12)	$2,131,580
Charlie Wickers	8/17/17	41,075	(13)	—	$1.80	8/16/27	—		—
	6/26/20	42,600	(14)	19,348	$1.99	6/26/30	—		—
	7/13/20	39,618	(15)	—	$1.99	6/29/28	—		—
	7/13/20	19,511	(16)	4,499	$1.99	10/7/29	—		—
	7/13/20	23,250	(17)	2,114	$1.99	4/25/29	—		—
	11/2/21	—		—	—	—	16,875	(18)	$61,931
	3/6/22	—		—	—	—	111,715	(19)	$409,994
	9/7/22	—		—	—	—	294,612	(20)	$1,081,226
Brent Turner	12/17/14	199,276	(21)	—	$0.36	12/16/24	—		—
	12/20/16	360,172	(22)	—	$1.04	12/20/26	—		—
	2/23/18	460,407	(23)	—	$1.80	2/23/28	—		—
	6/26/20	181,591	(24)	82,534	$1.99	6/26/30	—		—
	7/13/20	517,177	(25)	47,003	$1.99	4/25/29	—		—
	11/2/21	—		—	—	—	112,500	(26)	$412,875
	3/3/22	—		—	—	—	446,862	(27)	$1,639,984
Tracy Knox	11/7/17	317,412	(28)	—	$1.80	7/1/24	—		—
	2/23/18	263,089	(29)	—	$1.80	7/1/24	—		—
	6/26/20	177,464	(30)	80,664	$1.99	7/1/24	—		—
	7/13/20	369,406	(31)	33,589	$1.99	7/1/24	—		—
	11/2/21	—		—	—	—	101,533	(32)	$372,626
	3/3/22	—		—	—	—	183,548	(33)	$673,621
________________
(1)These equity awards, other than the ones shown for Ms. Knox, are eligible for accelerated vesting in the event the NEO’s employment is terminated in a qualifying termination in connection with a change in control. The acceleration rights are described under "—Potential Payments upon Termination or Change in Control" on page 35.
(2)All stock options were granted pursuant to our 2011 Equity Incentive Plan, or 2011 Plan.
(3)For stock options, this column represents the fair market value of a share of common stock on the date of the grant or the repricing for the 2020 grants, as determined by our Board.
(4)All RSUs were granted pursuant to the 2021 Plan.
(5)Calculated by multiplying the closing market price of our Class A Common Stock at December 30, 2022 ($3.67 per share) by the number of unvested RSUs at December 31, 2022 as indicated in the prior column.
(6)These stock options vested by December 11, 2018.
(7)These stock options vested by December 16, 2020.

(8)These stock options vested by February 15, 2022.
(9)1/48th of the total number of shares subject to the option vest monthly from March 1, 2020, subject to Mr. Easterly’s continued service through each vesting date.
(10)1/48th of the total number of shares subject to the option vest monthly from April 1, 2019, subject to Mr. Easterly’s continued service through each vesting date.
(11)On December 1, 2021, 3/16ths of the RSUs vested. 1/16th of the 448,300 total shares originally granted pursuant to this RSU award vested on March 1, 2022 and 1/16th will vest on the first of the month every three months thereafter, subject to Mr. Easterly’s continued service through each vesting date.
(12)On June 1, 2022, 1/16th of the 714,846 total shares originally granted pursuant to this RSU award vested, and 1/16th will vest on the first of the month every three months thereafter, subject to Mr. Easterly’s continued service through each vesting date.
(13)These stock options vested by May 22, 2021.
(14)1/48th of the total number of shares subject to the option vest monthly from March 1, 2020, subject to Mr. Wickers' continued service through each vesting date.
(15)These stock options vested by July 1, 2022.
(16)1/48th of the total number of shares subject to the option vest monthly from September 1, 2019, subject to Mr. Wickers' continued service through each vesting date.
(17)1/48th of the total number of shares subject to the option vest monthly from April 1, 2019, subject to Mr. Wickers' continued service through each vesting date.
(18)On November 2, 2021, 2/16ths of the RSUs vested. 1/16th of the 30,000 total shares originally granted pursuant to this RSU award vested on December 1, 2021 and 1/16th will vest on the first of the month every three months thereafter, subject to Mr. Wickers' continued service through each vesting date.
(19)On June 1, 2022, 1/16th of the 137,497 total shares originally granted pursuant to this RSU award vested, and 1/16th will vest on the first of the month every three months thereafter, subject to Mr. Wickers' continued service through each vesting date.
(20)On December 1, 2022, 1/16th of the 314,253 total shares originally granted pursuant to this RSU award vested, and 1/16th will vest on the first of the month every three months thereafter, subject to Mr. Wickers' continued service through each vesting date.
(21)These stock options vested by December 11, 2018.
(22)These stock options vested by December 16, 2020.
(23)These stock options vested by February 15, 2022.
(24)1/48th of the total number of shares subject to the option vest monthly from March 1, 2020, subject to Mr. Turner’s continued service through each vesting date.
(25)1/48th of the total number of shares subject to the option vest monthly from April 1, 2019, subject to Mr. Turner’s continued service through each vesting date.
(26)On December 1, 2021, 3/16ths of the RSUs vested. 1/16th of the 200,000 total shares originally granted pursuant to this RSU award vested on March 1, 2022 and 1/16th will vest on the first of the month every three months thereafter, subject to Mr. Turner’s continued service through each vesting date.
(27)1/16th of the 549,987 total shares originally granted pursuant to this RSU award vested on June 1, 2022 and 1/16th will vest on the first of the month every three months thereafter, subject to Mr. Turner’s continued service through each vesting date.
(28)These stock options vested by October 31, 2021.
(29)These stock options vested by February 15, 2022.
(30)1/48th of the total number of shares subject to the option vest monthly from March 1, 2020, subject to Ms. Knox’s continued service through each vesting date. As discussed under "—Narrative Disclosure to Summary Compensation Table—NEO Employment Arrangements—Tracy Knox" on page 31, the unexercisable options will not vest after December 31, 2022 as Ms. Knox forfeited her unvested options in connection with her separation on December 31, 2022.
(31)1/48th of the total number of shares subject to the option vest monthly from April 1, 2019, subject to Ms. Knox’s continued service through each vesting date. As discussed under "—Narrative Disclosure to Summary Compensation Table—NEO Employment Arrangements—Tracy Knox" on page 31, the unexercsiable options will not vest after December 31, 2022 as Ms. Knox forfeited her unvested options in connection with her separation on December 31, 2022.

(32)On December 1, 2021, 3/16ths of the RSUs vested. 1/16th of the 180,500 total shares originally granted pursuant to this RSU award vested on each of March 1, 2022, June 1, 2022, September 1, 2022 and December 1, 2022. Ms. Knox forfeited these unvested RSUs in connection with her separation on December 31, 2022.
(33)1/16th of the 225,908 total shares originally granted pursuant to this RSU award vested on each of June 1, 2022, September 1, 2022 and December 1, 2022. Ms. Knox forfeited these unvested RSUs in connection with her separation on December 31, 2022.
EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	21,939,062	(2)	$1.71	10,481,895	(3)
Equity compensation plans not approved by security holders (4)	46,044		$0.17	—
Total	21,985,106		$1.71	10,481,895
_______________
(1)As RSUs do not have any exercise price, outstanding RSUs are not included in the weighted-average exercise price calculation.
(2)Includes 14,362,486 shares of Class A common stock issuable upon the exercise of outstanding options under our 2011 Plan that were assumed in Legacy Rover's merger with Caravel, and 7,622,620 shares of Class A common stock issuable upon the vesting of outstanding RSUs under the 2021 Plan. The 2011 Plan terminated in July 2021 and we no longer grant awards under the 2011 Plan. However, all outstanding stock options under the 2011 Plan remain subject to the terms of the 2011 Plan. The number of shares of Class A common stock underlying stock options granted under the 2011 Plan and RSUs granted under the 2021 Plan that expire or terminate or are forfeited or repurchased by us under the respective plan, tendered to or withheld by us for payment of an exercise price or for tax withholding, or forfeited to or repurchased by us due to failure to vest will be automatically added to the 2021 Plan.
(3)Includes 7,881,895 securities remaining available for issuance under the 2021 Plan and 2,600,000 securities remaining available for issuance under the 2021 Employee Stock Purchase Plan, or ESPP. Under the 2021 Plan, we may issue the following awards: incentive and nonqualified stock options, stock appreciation rights, restricted stock, RSUs and performance awards. Under the ESPP, we may provide eligible employees an opportunity to purchase shares of Class A common stock at a discount through accumulated contributions of their earned compensation. The 2021 Plan provides that the number of shares of Class A common stock available for issuance will automatically increase on the first day of each fiscal year in an amount equal to the least of (i) 25,740,000 shares of Class A common stock, (ii) 5% of the outstanding shares of Class A common stock on the last day of the immediately preceding fiscal year or (iii) a lesser amount as determined by the administrator. On January 1, 2023, an additional 9,226,293 shares of Class A common stock were made available for issuance under the 2021 Plan pursuant to this provision. This increase is not reflected in the table above. The ESPP provides that the number of shares of Class A common stock available for issuance will automatically increase on the first day of each fiscal year in an amount equal to the least of (i) 5,150,000 shares of Class A common stock, (ii) 1.5% of the outstanding shares of Class A common stock on the last day of the immediately preceding fiscal year or (iii) a lesser amount as determined by the administrator. On November 4, 2022, our compensation committee determined not to increase the number of shares of Class A common stock available for issuance under the 2021 ESPP for the 2023 fiscal year as the ESPP has not yet been implemented.
(4)Information relating to outstanding stock options under the Barking Dog Ventures Limited Enterprise Management Incentive Share Option Plan, or BD Plan. We assumed these options in connection with our October 2018 acquisition of Barking Dog Ventures, Ltd. The BD Plan is terminated and we no longer grant awards under the BD Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our Class A common stock as of April 18, 2023 by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock;
•each of our named executive officers;
•each of our directors and director nominees; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated by footnote, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 184,818,924 shares of our Class A common stock issued and outstanding as of April 18, 2023. We have deemed shares of our Class A common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 18, 2023 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of April 18, 2023, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than Five Percent Holders
Nebula Caravel Holdings, LLC (2)	14,457,597	7.8%
Funds affiliated with Foundry Ventures (3)	20,268,687	11.0%
Funds affiliated with Madrona Ventures (4)	26,463,916	14.3%
Funds affiliated with Menlo Ventures (5)	17,062,566	9.2%
Named Executive Officers and Directors
Aaron Easterly (6)	8,146,693	4.3%
Charlie Wickers (7)	300,615	*
Brent Turner (8)	3,016,782	1.6%
Tracy Knox (9)	1,427,325	*
Adam H. Clammer (10)	14,457,597	7.8%
Jamie Cohen (11)	—	—
Venky Ganesan (12)	17,062,566	9.2%
Greg Gottesman (13)	93,021	*
Scott Jacobson (14)	26,463,916	14.3%
Kristina Leslie (15)	63,022	*
Megan Siegler (16)	36,147	*
All current executive officers and directors as a group (10 persons) (17)	69,640,359	36.4%
________________
*Less than 1%
(1)Unless otherwise noted, the business address of each of these shareholders is c/o Rover Group, Inc., 720 Olive Way, 19th Floor, Seattle, WA 98101.

(2)Based on our records and a Schedule 13D/A filed with the SEC on February 4, 2022. Nebula Caravel Holdings, LLC is the record holder of the shares reported herein. True Wind Capital II, L.P. and True Wind Capital II-A, L.P., or the TWC Funds, are each a managing member of Nebula Caravel Holdings, LLC. True Wind Capital GP II, LLC is the general partner of the TWC Funds. Adam Clammer, a member of our Board, and Mr. James H. Greene, Jr. serve as the managing members of True Wind Capital GP II, LLC. As such, they may be deemed to have or share beneficial ownership of the Class A common stock held directly by Nebula Caravel Holdings, LLC. True Wind Capital II, L.P., True Wind Capital II-A, L.P., True Wind Capital GP II, LLC, Mr. Clammer and Mr. Greene share power to direct the voting and disposition of the shares held by Nebula Caravel Holdings, LLC. Mr. Clammer and Mr. Greene disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Consists of (a) 3,437,500 shares of Class A Common Stock received in exchange for the same amount of founder shares beneficially owned by Sponsor immediately prior to the closing of the Merger; (b) 8,000,000 shares of Class A common stock purchased at the closing of the Merger by Sponsor pursuant to the Sponsor Backstop Subscription Agreement between the Company and the Sponsor; (c) 1,889,300 shares of Class A common stock beneficially owned by Sponsor which have vested upon the Class A common stock achieving certain trading price thresholds pursuant to the Business Combination Agreement; (d) up to 472,326 shares of Class A common stock beneficially owned by Sponsor which will vest upon the Class A common stock achieving certain trading price thresholds pursuant to the Business Combination Agreement; and (e) 658,471 shares of Class A common stock received as part of the cashless exercise of our private placement warrants beneficially owned by Sponsor in connection with our January 2022 redemption of all of our outstanding warrants. The business address of Nebula Caravel Holdings, LLC is Four Embarcadero Center, Suite 2100, San Francisco, CA 94111.
(3)Based on our records and a Schedule 13G/A filed with the SEC on February 14, 2022. These securities are held of record by Foundry Group Next, L.P., or Foundry Group Next, and Foundry Venture Capital 2013, L.P., or Foundry Venture Capital 2013 and, together with Foundry Group Next, Foundry Ventures. Foundry Venture 2013, LLC, or 2013 LLC, is the general partner of Foundry Venture Capital 2013 and Brad Feld, Seth Levine and Ryan McIntyre, or the Managing Members, are the managing members of 2013 LLC. Foundry Venture Capital 2013, 2013 LLC and the Managing Members share power to direct the voting and disposition of the shares held by Foundry Venture Capital 2013. FG Next GP, LLC, or Next LLC, is the general partner of Foundry Group Next and the Managing Members are managing members of Next LLC. Foundry Group Next, Next LLC and the Managing Members share power to direct the voting and disposition of the shares held by Foundry Group Next. Consists of (a) 13,229,955 shares of Class A common stock, which are held of record by Foundry Venture Capital 2013 and (b) 7,038,732 shares of Class A common stock, which are held of record by Foundry Group Next. The business address of Foundry Ventures is 645 Walnut Street, Boulder, CO 80302.
(4)Based on our records and a Schedule 13D/A filed with the SEC on October 5, 2022. These securities are held of record by Madrona Venture Fund IV, L.P., or Madrona Fund IV, and Madrona Venture Fund IV-A, L.P., or Madrona Fund IV-A, as applicable. Madrona Investment Partners IV, L.P., or Madrona Partners IV, is the general partner of each of Madrona Fund IV and Madrona Fund IV-A, and Madrona IV General Partner, LLC, or Madrona IV LLC, is the general partner of Madrona Partners IV. Scott Jacobson, who serves as a member of our Board, together with Paul Goodrich, Matt McIlwain, Len Jordan, and Tim Porter are the managing members of Madrona IV LLC, and share power to direct the voting and disposition of the shares held by Madrona Fund IV and Madrona Fund IV-A, or collectively, Madrona Ventures. Each of such individuals disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. Consists of (a) 25,806,222 shares of Class A common stock, which are held of record by Madrona Fund IV, and (b) 657,694 shares of Class A common stock, which are held of record by Madrona Fund IV-A. The business address of Madrona Ventures is 999 Third Ave., 34th Floor, Seattle, WA 98104.
(5)Based on our records and a Schedule 13D/A filed with the SEC on August 12, 2022. These securities are held of record by Menlo Special Opportunities Fund, L.P., or Menlo Special Opportunities Fund, Menlo Ventures XI, L.P., or Menlo Ventures XI, MMEF XI, L.P., or MMEF XI, and MMSOP, L.P., or MMSOP, and together with Menlo Special Opportunities Fund, Menlo Ventures XI, and MMEF XI, collectively referred to as Menlo Ventures. Consists of (a) 11,086,863 shares of Class A common stock, which are held of record by Menlo Ventures XI, (b) 5,455,836 shares of Class A common stock, which are held of record by Menlo Special Opportunities Fund, (c) 431,156 shares of Class A common stock, which are held of record by MMEF XI, and (d) 88,711 shares of Class A common stock, which are held of record by MMSOP. Douglas Carlisle, Shawn Carolan, Venky Ganesan, John Jarve, H. DuBose Montgomery and Mark Siegel share power to direct the voting and disposition of shares held by Menlo Ventures XI and MMEF XI. Shawn Carolan, Venky Ganesan, Matthew Murphy and Mark Siegel share power to direct the voting and disposition of shares held by Menlo Special Opportunities Fund and MMSOP. Venky Ganesan serves as a member of our Board. The business address of Menlo Ventures is 1300 El Camino Real, Suite 150, Menlo Park, CA 94025.
(6)Consists of (a) 3,779,094 shares of Class A common stock held by Mr. Easterly, (b) 4,443,566 shares of Class A common stock subject to options held by Mr. Easterly, 4,204,385 shares of which will vest and be exercisable within 60 days of April 18, 2023 and (c) 2,208,579 RSUs covering shares of Class A common stock held by Mr. Easterly, 163,214 shares of which will vest within 60 days of April 18, 2023.
(7)Consists of (a) 57,030 shares of Class A common stock held by Mr. Wickers, (b) 192,015 shares of Class A common stock subject to options held by Mr. Wickers, 178,909 shares of which will vest and be exercisable within 60 days of April 18, 2023, and (c) 946,139 RSUs covering shares of Class A common stock held by Mr. Wickers, 64,676 shares of which will be vested within 60 days of April 18, 2023.
(8)Consists of (a) 1,108,630 shares of Class A common stock held by Mr. Turner, (b) 1,848,160 shares of Class A common stock subject to options held by Mr. Turner, 1,798,642 shares of which will vest and be exercisable within 60 days of April 18, 2023, and (c) 1,514,655 RSUs covering shares of Class A common stock held by Mr. Turner, 109,510 shares of which will vest within 60 days of April 18, 2023.
(9)Consists of (a) 299,954 shares of Class A common stock held by Ms. Knox and (b) 1,127,371 shares of Class A common stock subject to options held by Ms. Knox, all of which have vested and are exercisable within 60 days of April 18, 2023.
(10)Consists of the shares described in footnote (2) above (Nebula Caravel Holdings, LLC).
(11)Ms. Cohen holds 70,699 RSUs covering shares of Class A common stock, none of which vest within 60 days of April 18, 2023.
(12)Consists of the shares described in footnote (5) above (funds affiliated with Menlo Ventures, where Mr. Ganesan is a managing member of the general partner of the funds affiliated with Menlo Ventures that hold our Class A common stock).
(13)Consists of (a) 65,017 shares of Class A common stock held by Mr. Gottesman and (b) 44,291 RSUs covering shares of Class A common stock held by Mr. Gottesman, 28,004 of which will be vested within 60 days of April 18, 2023. Mr. Gottesman is also a minority investor and former general partner in funds affiliated with Madrona Ventures which beneficially own 14.3% of Rover. Mr. Gottesman does not have voting or dispositive control over such funds.
(14)Consists of the shares described in footnote (4) above (funds affiliated with Madrona Ventures, where Mr. Jacobson is a managing member of the general partner of the Madrona Ventures funds that hold our Class A common stock).
(15)Consists of (a) 31,516 shares of Class A common stock held by Ms. Leslie and (b) 38,509 RSUs covering shares of Class A common stock held by Ms. Leslie, 31,506 shares of which will vest within 60 days of April 18, 2023.
(16)Consists of (a) 8,143 shares of Class A common stock held by Ms. Siegler and (b) 44,291 RSUs covering shares of Class A common stock held by Ms. Siegler, 28,004 of which will vest within 60 days of April 18, 2023. Ms. Siegler is also a minority investor in entities affiliated with Spark Capital Growth Fund, L.P. / Spark Capital Growth Founders Fund, L.P., which beneficially own less than 5% of Rover. Ms. Siegler does not have voting or dispositive control over such funds.
(17)Excludes Ms. Knox who is a named executive officer, but not a current executive officer.

Trading Plans

At various points during 2022, each of our executive officers, Aaron Easterly, Brent Turner, and Charlie Wickers, adopted a stock trading plan in accordance with Rule 10b5-1(c) of the Exchange Act and our insider trading policy. Mr. Easterly's plan ends on August 6, 2023 and covers the planned sale of 1.2 million shares underlying outstanding stock options if certain price targets are satisfied. Mr. Easterly is expected to adopt another stock trading plan during 2023 that will take effect after the expiration of his current plan and in accordance with Rule 10b5-1(c) of the Exchange Act and our insider trading policy. Mr. Turner's plan ends on March 16, 2024 and covers the planned sale of 760,000 shares if certain price targets are satisfied, which includes 199,276 shares underlying outstanding stock options and 560,724 owned shares. Mr. Wickers' plan ends on March 16, 2024 and covers the planned sale of the following shares if certain price targets are satisfied: (1) 181,098 shares underlying outstanding stock options, (2) 40,108 owned shares and (3) the shares received upon the vesting and settlement of 81,376 outstanding RSUs, net of those shares withheld by us or sold to cover withholding taxes upon vesting of the RSUs.

As of April 27, 2023, no shares have been sold under these plans. Sales under each of these trading plans are subject to volume limitations pursuant to Rule 144 of the Securities Act which limit the number of shares that can be sold by each executive officer in any three-month period to the greater of (1) the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the date on which a notice of the sale is filed with the SEC and (2) 1% of our outstanding Class A common stock as shown by our most recently published report or statement. Further, Mr. Easterly's plan has per trading day and per calendar month volume limitations and Mr. Turner’s plan has per trading day volume limitations.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following is a description of each transaction since January 1, 2021, and each currently proposed transaction, in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Legacy Rover Relationships and Related Person Transactions Prior to the Merger

All related person transactions described in this section occurred prior to adoption of the formal, written policy described below under "—Policies and Procedures for Related Person Transactions" on page 44 and therefore these transactions were not subject to the approval and review procedures set forth in the policy.

Stockholder Lock-Up Agreement
In connection with the Merger, on July 30, 2021, Rover, the Sponsor, certain affiliates of the Sponsor, and certain Legacy Rover stockholders entered into the Stockholder Lock-Up Agreement, pursuant to which they agreed, subject to certain exceptions, not to transfer shares of common stock for a period of six months after the closing of the Merger, provided that, if during such six month period the volume weighted average price of Class A common stock is greater than or equal to $16.00 over any 20 trading days within any 30 trading day period, or Triggering Event III, 50% of each applicable holder’s Lock-Up Shares (as defined in the Stockholder Lock-Up Agreement) would be released from such lock-up on the later of (i) Triggering Event III and (ii) the date that is 90 days after the closing of the Merger. Triggering Event III did not occur before the expiration of the lock-up period in January 2022.

Option to Permit Net Exercise

On February 10, 2021, the Legacy Rover board of directors approved an amendment to the stock option granted to Aaron Easterly on July 19, 2012 to purchase 1,765,120 shares of Legacy Rover’s common stock to permit Mr. Easterly to satisfy the exercise price and applicable tax withholding obligations by net exercise of the option. As a result of the net exercise of the option by Mr. Easterly on July 30, 2021, Legacy Rover withheld 675,679 shares.

Stockholder Support Agreements

On February 10, 2021, Caravel, Legacy Rover, the Sponsor, and certain former stockholders of Legacy Rover, entered into the Sponsor Support Agreement, pursuant to which among other things, such parties agreed to approve the Merger.
Rover Group, Inc. Related Person Transactions
Investor Rights Agreement
In connection with the closing of the Merger, the Company, Legacy Rover, the Sponsor, other stockholders holding founder shares (David Kerko, Darren Thompson, Scott Wagner, and Ms. Alexi A. Wellman, Caravel’s independent directors) and certain Legacy Rover stockholders holding Legacy Rover common stock, including Mr. Easterly, Foundry Ventures, Madrona Ventures and Menlo Ventures, entered into an investor rights agreement, or the Investor Rights Agreement. The Investor Rights Agreement provided that (i) the Company would register for resale, pursuant to Rule 415 under the Securities Act, certain shares of common stock and other equity securities of the Company that are held by the parties thereto from time to time, (ii) in the event that the Company sold Backstop Shares (as defined in the backstop agreement between Sponsor and Caravel, or the Sponsor Backstop Subscription Agreement, with an aggregate purchase price of at least $15 million, the Company would include one individual designated by the Sponsor in the slate of nominees recommended by the Board (or duly constituted committee thereof) for election as directors at each annual meeting of stockholders at which such nominee’s term expires, subject to the Sponsor and its Affiliates (as defined in the Business Combination Agreement) beneficially owning a certain minimum number of shares of common stock and (iii) the Company would waive the corporate opportunities doctrine with respect to the Sponsor, its affiliates (including portfolio companies), their respective investors and the director nominees of the foregoing. Pursuant to the terms of the Investor Rights Agreement, we filed a registration statement to register the resale of certain shares of common stock and other equity securities of the Company held by the parties thereto and subject to certain conditions, we are required at to maintain an effective registration statement for the benefit of those holders.

As we sold Backstop Shares in connection with the close of the Merger with an aggregate purchase price in excess of $15 million, including an aggregate of 8,000,000 shares of Class A common stock to the Sponsor with a per share purchase price of $10.00 and an aggregate purchase price of $80 million, so long as the Sponsor and its affiliates beneficially own, in the aggregate, at least 3,718,750 shares of Class A common stock (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Class A common stock), or the Minimum Ownership Threshold, we must take all Necessary Action (as defined in the Investor Rights Agreement) so that one individual designated by the Sponsor, or the Sponsor Director, is included in the slate of nominees recommended by the Board or duly constituted Board committee for election as directors at each annual meeting at which the Sponsor Director’s term would expire, and must use the level of efforts and provide the same level of support with respect to the election of the Sponsor Director at any such meeting of stockholders as is used and/or provided for the election of the other Rover director nominees at such meeting. The Sponsor can only designate a person to be a Sponsor Director (i) who the Sponsor believes in good faith has the requisite skill and experience to serve as a director of a publicly-traded company and (ii) who is not prohibited from or disqualified from serving as a director pursuant to any rule or regulation of the SEC, Nasdaq or applicable law and (iii) with respect to which no event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the Exchange Act has occurred. Mr. Clammer, a Class III director whose term expires at our 2024 annual meeting, is the current Sponsor Director. Until such time as the Sponsor and its affiliates in the aggregate no longer meet the Minimum Ownership Threshold, the Sponsor has the exclusive right to designate a director for election or appointment, as applicable, to the Board to fill a vacancy created by reason of death, removal or resignation of its nominee to the Board, and we must take all Necessary Action to nominate or cause the Board to appoint, as applicable, a replacement director designated by the Sponsor to fill any such vacancy as promptly as practicable after such designation. Once the Sponsor and its affiliates in the aggregate no longer meet the Minimum Ownership Threshold, the Sponsor must promptly notify us and, if requested by the Board in writing, the Sponsor and its affiliates must take all Necessary Action to cause the Sponsor Director to resign from the Board and any Board committee as soon as practicable and in any event within ten days following the date on which the Sponsor receives such request in writing. Once the Sponsor and its affiliates, in the aggregate, no longer meet the Minimum Ownership Threshold, the Sponsor’s right to designate an individual for nomination for election or appointment under the Investor Rights Agreement will thereafter be of no further force or effect, even if the Sponsor and its affiliates subsequently acquire additional shares of Class A common stock. Further, the Sponsor and its affiliates must take all Necessary Action to cause the Sponsor Director to resign from the Board and any Board committee if such Sponsor Director, as determined by the Board in good faith after consultation with outside legal counsel, is (i) prohibited or disqualified from serving as a director or a member of any Board committees under any rule or regulation of the SEC, Nasdaq or by applicable law or (ii) in material violation of our then-current code of ethics.

Warrant Redemption

In connection with its initial public offering, Caravel issued 5,166,667 private placement warrants to the Sponsor for a purchase price of $1.50 per warrant, or approximately $8,000,000, and 5,500,000 public warrants. Upon the closing of the Merger in July 2021, 2,592,503 private placement warrants held by the Sponsor were forfeited. In December 2021, we announced that, pursuant to the terms of our Warrant Agreement, we would redeem all of the outstanding private placement warrants and public warrants, or Warrants. On January 12, 2022, any Warrants that remained unexercised became void and no longer exercisable, and the holders of those Warrants were entitled to receive only the redemption price of $0.10 per Warrant. In January 2022, we issued shares of Class A common stock related to the cashless exercise of 5,425,349 public warrants (representing 98.6% of the outstanding public warrants) and 2,574,164 private placement warrants (representing 100% of the private placement warrants). Every Warrant holder who chose to cashless exercise their Warrants received 0.2558 shares of Class A common stock per Warrant in lieu of receiving the redemption price. In connection with this redemption, the Sponsor received 658,471 shares of our Class A common stock as part of the cashless exercise of its 2,574,164 private placement warrants.

Complementary Service Opportunity

In July 2022, we entered into transaction agreements with Pioneer Square Labs, or PSL, and entities affiliated with PSL, a start-up studio and venture capital fund of which one of our directors, Greg Gottesman, is a managing director and co-founder, to co-invest in an early-stage company, or the Investee, that provides a service for pet parents that is complementary to our current offerings. We contributed intellectual property in the form of a nonexclusive license agreement in exchange for 5,000,000 shares of common stock, which represents approximately 29% of the Investee’s outstanding equity as of April 10, 2023.

During 2022, we invested an aggregate of $1,810,000 in the Investee in the form of convertible notes that mature in November 2023. The convertible notes accrue interest at a rate of 5% per year and are payable upon the maturity dates. The Investee may not prepay the convertible notes. If the Investee raises funds from parties other than existing stockholders of the Investee prior to the maturity dates of the convertible notes, then we will receive the full value of the convertible notes, including all accrued and unpaid interest, in the form of preferred stock in the Investee. We currently expect to co-invest with PSL an additional $1.5 million each in the Investee.

Along with PSL, we have equivalent minority ownership positions in the Investee, and have customary rights afforded to investors in venture-backed companies. PSL has been, and will continue to be, reimbursed for certain start-up and formation costs by the entity and will provide, and be compensated for, certain services to the entity for a period of time after formation. From July 2022 through March 31, 2023, PSL was reimbursed an aggregate of approximately $0.5 million by the Investee for formation costs, in-house and outside services provided, and other expenses. Mr. Gottesman is not on the board of the Investee and will not serve on its board unless approved by our Board. Mr. Gottesman holds a minority position in PSL.
Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation, which became effective upon consummation of the Merger, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporate Law, or DGCL. In addition, if the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our bylaws, which became effective upon consummation of the Merger, provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with our directors and executive officers that are broader than the specific indemnification provisions contained in the DGCL and may continue to do so in the future. These indemnification agreements require us to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

We also maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having served as a director or officer of the Company. The coverage provided by these policies applies whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL. At present, we are not aware of any pending litigation or proceeding involving any person who is one of our directors or officers or is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Compensation Arrangements
We are party to employment and transition agreements with our executive officers that, among other things, provide for certain severance and change of control benefits. We have also granted stock options to our executive officers and RSUs to our executive officers and non-employee outside directors. For more information concerning our executive employment and transition arrangements and equity awards granted to our executive officers and non-employee directors, please read the sections titled "Board of Directors and Corporate Governance—Director Compensation" on page 18 and "Executive Compensation" on page 28.
Policies and Procedures for Related Person Transactions
We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last completed fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.
Our audit committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our audit committee will consider, among other factors, (1) whether the transaction is fair to us and on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, (3) whether there are business reasons for us to enter into such transaction, (4) whether the transaction would impair the independence of any of our outside directors and (5) whether the transaction would present an improper conflict of interest for any of our directors or executive officers.
The policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement. In addition to our policy, our audit committee charter provides that our audit committee will review and approve or disapprove any related person transactions.
OTHER MATTERS
Stockholder Proposals or Director Nominations for 2024 Annual Meeting
If a stockholder would like us to consider including a proposal in our proxy statement for our 2024 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before December 30, 2023, unless the date of our 2024 annual meeting is more than 30 days before or after June 15th, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Rover Group, Inc.
Attention: Corporate Secretary
720 Olive Way, 19th Floor
Seattle, Washington 98101
Section 2.4 of our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2024 annual meeting, the stockholder must provide timely written notice to our corporate secretary at our principal executive offices as noted above, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. In general, notice must be received by our corporate secretary not less than 90 days nor more than 120 days prior to the anniversary of the date of the prior year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific Time, on February 16, 2024; and
•no later than 5:00 p.m., Pacific Time, on March 17, 2024.
In the event that we hold our 2024 annual meeting more than 25 days before or after after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific Time, on the 120th day prior to the date of our 2024 annual meeting; and
•no later than 5:00 p.m., Pacific Time, on the later of (1) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us and (2) the 120th day prior to the date of our 2024 annual meeting.

Stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

If a stockholder who has notified us of his, her or its intention to present a proposal at the annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of Bylaws
A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC. Based on our review of such filings and written representations from certain reporting persons that no Form 5 is required, we believe that during the fiscal year ended December 31, 2022, all directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except for the late reports that were previously reported under the heading "Delinquent Section 16(a) Reports" on page 40 of the proxy statement for our 2022 annual meeting of stockholders filed with the SEC on April 29, 2022.
2022 Annual Report
Our financial statements for our fiscal year ended December 31, 2022 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at https://investors.rover.com/financial-information/sec-filings and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Rover Group, Inc., 720 Olive Way, 19th Floor, Seattle, Washington 98101, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
* * *
The Board does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting or any adjournment or postponement of the meeting, the persons named as proxies will have discretion to vote the shares of our Class A common stock they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Seattle, Washington
April 28, 2023

APPENDIX A

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND KEY BUSINESS METRICS

GBV

GBV represents the dollar value of bookings on the Rover platform during a period, prior to cancellations, and is inclusive of pet care provider earnings, service fees, add-ons, taxes, and alterations, and is exclusive of tips and Rover’s other ancillary revenue streams. We believe that GBV is a useful indicator of the level of spending on and growth of our platform. Growth in GBV represents increasing activity on our platform from repeat and new pet parents, as well as increased provider-set prices, and may differ slightly from bookings growth depending on the mix of daytime and overnight services for each period.

Bookings

We define a booking as a single arrangement between a pet parent and pet care provider on the Rover platform prior to cancellations, which can be for a single night or multiple nights for overnight services, or for a single walk/day/drop-in or multiple walks/days/drop-ins for daytime services. Bookings grow as we attract new pet parents to the platform and as pet parents increase their repeat activity on the platform. We believe that the number of bookings is a useful indicator of the scale of our marketplace. We define new bookings as the total number of first-time bookings that pet parents new to Rover book on our platform during a period. We define repeat bookings as the total number of bookings from pet parents who have ever had a previous booking on Rover, inclusive of pet parents who had their first booking within the same quarter.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as net loss excluding depreciation and amortization, stock-based compensation expense, interest expense, interest income, change in fair value, net, other income (expense), net, income tax expense or benefit, and non-routine items such as investment impairment, restructuring costs, certain acquisition and merger-related costs and transaction-related expenses, loss from equity method investments, and certain legal settlements. Adjusted EBITDA margin is Adjusted EBITDA for a period divided by revenue for the same period.

To supplement our consolidated financial statements prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP, we use non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA margin, each as defined below. A reconciliation of the historical non-GAAP financial measures to their most directly comparable historical GAAP financial measures - net loss and net loss margin - is presented in tabular form below. These non-GAAP financial measures are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. The non-GAAP financial measures have limitations as an analytical tool, which limitations are described below, and you should not consider them in isolation, or as a substitute for, GAAP financial measures.

We use the non-GAAP financial measures to evaluate the health of our business, measure our operating performance, identify trends, prepare financial forecasts and make strategic decisions, including those related to operating expenses, and as a means to evaluate period-to-period comparisons. We consider the non-GAAP financial measures to be important measures because they help illustrate underlying trends in our business and our historical operating performance on a more consistent basis.

We believe that these non-GAAP financial measures, when taken together with their corresponding comparable GAAP financial measure, provide meaningful supplemental information to investors as they provide a basis for period-to-period comparisons of our business by excluding the effect of certain non-cash and cash gains, expenses, losses and variable charges that may not be indicative of our recurring core business, results of operations, or outlook. We believe these non-GAAP financial measures are useful to investors because they (1) allow for greater transparency with respect to key metrics used by management in its financial, operational and strategic decision-making and in assessing the health of our business and operating performance, (2) are used by our institutional investors and the analyst community to help them analyze the health of our business, (3) allow investors and others to understand and evaluate our operating results in the same manner as our management and board of directors, and (4) provide a reasonable basis for comparing our ongoing results of operations and those of other companies.

Examples of the limitations of the non-GAAP financial measures include:

•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA excludes certain restructuring and acquisition and merger-related charges, some or all of which may be settled in cash;

•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business as we grow as a company and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which consists primarily of interest income and expense; investment impairment; change in fair value of other investments, earnout liabilities and derivative warrant liabilities; realized and unrealized gains and losses on foreign currency transactions; and realized gains and losses from the change in fair value of investments and financial instruments and sales of such investments;
•Adjusted EBITDA does not reflect period-to-period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA excludes certain legal settlements that may reduce cash available to us;
•these measures exclude significant expenses and income that are required by GAAP to be recorded in our financial statements;
•these measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures; and
•our calculation of these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures, if any, reported by our peer companies, or those peer companies may use other measures to calculate their financial performance, and therefore our use of the non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies.

To compensate for these limitations, management presents the non-GAAP financial measures in conjunction with GAAP results. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure, and to view the non-GAAP financial measures in conjunction with their respective related GAAP financial measures. In addition, such financial information is unaudited and does not conform to SEC Regulation S-X and as a result such information may be presented differently in our future earnings releases and filings with the SEC.

The non-GAAP financial measures are not indicative of our overall results, an indicator of past or future financial performance, a financial measure of total company profitability, and are not intended to be used as a proxy for total company profitability nor imply profitability for our business. Also, in the future we may incur expenses or charges such as those being adjusted in the calculation of these non-GAAP financial measures. Our presentation of these non-GAAP financial measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items.

Beginning with the quarter ended September 30, 2022, we redefined Adjusted EBITDA to omit the impact of certain legal settlements, including the accrual for the settlement agreement referred to in Note 11— Commitments and Contingencies to our consolidated financial statements included in Item 8 of our Annual Report for the year ended December 31, 2022, or 2022 Annual Report, and redefined Adjusted EBITDA to reflect the change in fair value of, and omit the loss from, a recent equity method investment as discussed in Note 6 - Investments to our consolidated financial statements included in Item 8 of our 2022 Annual Report. Legal settlement amounts were immaterial during the years ended December 31, 2021 and 2020 and we did not have any equity method investments in the years ended December 31, 2021 and 2020. We believe the adjustments described above are not indicative of our core operating performance and are useful to investors by enabling them to better assess our operating performance in the context of current period results and provide for better comparability with our historically disclosed Adjusted EBITDA amounts.

The following table presents a reconciliation of Adjusted EBITDA from net loss, along with Adjusted EBITDA margin, for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
	(in thousands, except for percentages)
Revenue	$174,010	$109,837
Adjusted EBITDA reconciliation:
Net loss	$(21,979)	$(64,049)
Add (deduct):
Depreciation and amortization (1)	12,890	14,683
Stock-based compensation expense (2)	19,059	11,061
Interest expense	80	2,952
Interest income	(3,974)	(49)
Change in fair value, net (3)	(5,177)	43,926
Other (income) expense, net	617	284
Income tax benefit	(82)	(226)
Acquisition and merger-related costs (4)	816	2,556
Transaction-related expenses (5)	—	1,263
Legal settlements (6)	18,000	—
Loss from equity method investments	598	—
Adjusted EBITDA	$20,848	$12,401
Net loss margin (7)	(13)%	(59)%
Adjusted EBITDA margin (8)	12%	11%

________________
(1)Depreciation and amortization include amortization expense related to capitalized internal use software, which is recognized as cost of revenue (exclusive of depreciation and amortization shown separately) in the consolidated statements of operations.
(2)Stock-based compensation expense includes equity granted to employees as well as non-employee directors.
(3)Change in fair value, net includes the mark-to-market adjustments related to the Earnout Shares and Warrant liabilities in connection with the deSPAC transaction and the change in fair value of an equity method investment.
(4)Acquisition and merger-related costs include accounting, legal, consulting and travel-related expenses incurred in connection with the Caravel merger and other business combinations.
(5)Transaction-related expenses include costs related to our secondary offering in the fourth quarter of 2021.
(6)Legal settlements includes the amount we accrued for a binding settlement term sheet executed in October 2022.
(7)Net loss margin is net loss divided by revenue for the same period.
(8)Adjusted EBITDA margin is Adjusted EBITDA divided by revenue for the same period.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) [PLEASE SIGN WITHIN BOX] Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V13133-P88383 ! ! ! For All Withhold All For All Except For Against Abstain ! !! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ROVER GROUP, INC. 720 OLIVE WAY, 19TH FLOOR SEATTLE, WA 98101 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ROVR2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 14, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw Nominees: 01) Jamie Cohen 02) Greg Gottesman 03) Scott Jacobson 1. Election of three Class II Directors to hold office until our 2026 Annual Meeting of Stockholders. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ROVER GROUP, INC. The Board of Directors recommends you vote FOR all of the following nominees: The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. NOTE: In their discretion, the proxyholders will vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

V13134-P88383 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. ROVER GROUP, INC. Annual Meeting of Stockholders Thursday, June 15, 2023 9:00 a.m. Pacific Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) hereby appoint(s) Charlie Wickers and Melissa Weiland, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of ROVER GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 9:00 a.m., Pacific Time, on June 15, 2023 at www.virtualshareholdermeeting.com/ROVR2023, and at any adjournment or postponement thereof (including, if applicable, in their discretion upon any other business that may properly come before the meeting or any adjournment or postponement thereof). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED IN THE PROXYHOLDERS' DISCRETION ON SUCH MATTER. Continued and to be signed on reverse side